   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2003

                                                      REGISTRATION NO. 333-48966
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 6
                                       ON

                                    FORM F-3
                                       TO

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            VIVENDI UNIVERSAL, S.A.
             (Exact name of Registrant as specified in its charter)

        REPUBLIC OF FRANCE                        7389                               NONE
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

              42, AVENUE DE FRIEDLAND 75380 PARIS CEDEX 08, FRANCE
                               33 (1) 71 71 10 00
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                       VIVENDI UNIVERSAL U.S. HOLDING CO.
                                800 THIRD AVENUE
                                   7TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 572-7000
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                             ---------------------
                                WITH A COPY TO:

                  FAIZA J. SAEED                                    JEAN-FRANCOIS DUBOS
            CRAVATH, SWAINE & MOORE LLP                           VIVENDI UNIVERSAL, S.A.
                  WORLDWIDE PLAZA                                 42, AVENUE DE FRIEDLAND
                 825 EIGHTH AVENUE                                  75008 PARIS FRANCE
              NEW YORK, NY 10019-7472                               33 (1) 71 71 10 00
                  (212) 474-1000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                            [VIVENDI UNIVERSAL LOGO]

                                ORDINARY SHARES
                        (NOMINAL VALUE E5.50 PER SHARE)

     Vivendi Universal is offering certain of its ordinary shares (the "Ordinary Shares"), represented by Vivendi Universal American Depositary Shares (the "ADSs"), to the holders of exchangeable shares of Vivendi Universal Exchangeco Inc. ("Vivendi Universal Exchangeco"), an indirect subsidiary of Vivendi Universal. Vivendi Universal Exchangeco issued the exchangeable shares (the "Exchangeable Shares") to Canadian resident shareholders of The Seagram Company Ltd. ("Seagram"), renamed Vivendi Universal Canada Inc. ("Vivendi Universal Canada") who elected to receive the Exchangeable Shares in connection with the merger transactions among Vivendi S.A., Seagram and Canal Plus S.A (the "Merger Transactions"). Holders of Exchangeable Shares may exchange those shares for ADSs at any time prior to their redemption date on a one-for-one basis, subject to adjustment in limited circumstances.

     Ordinary Shares are traded on the Paris stock exchange under the Code Isin "FR0000127771." Exchangeable Shares are traded on the Toronto Stock Exchange under the symbol "VUE." ADSs representing Ordinary Shares are traded on the New York Stock Exchange under the symbol "V." Each ADS represents one Ordinary Share.

     As of September 25, 2003, the latest practicable date prior to the date of this prospectus, the closing price for the Ordinary Shares on the Paris stock exchange was E16.00 per share and for the ADSs on the New York Stock Exchange was $18.24 per share.

     Investing in our securities involves risks. See "Risk Factors" beginning on page 3.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 26, 2003.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    i
PRESENTATION OF INFORMATION.................................    i
CURRENCY TRANSLATION........................................   ii
FORWARD-LOOKING INFORMATION.................................   ii
EXPLANATORY NOTE............................................   iv
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN
  PERSONS...................................................   iv
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    3
WHERE YOU CAN FIND MORE INFORMATION.........................   13
REASONS FOR THE OFFER AND USE OF PROCEEDS...................   14
PLAN OF DISTRIBUTION........................................   14
CORPORATE LAW INFORMATION...................................   18
TAX INFORMATION.............................................   28
EXPENSES....................................................   41
LEGAL MATTERS...............................................   41
EXPERTS.....................................................   42

                             ---------------------
                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that we are filing with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, the Ordinary Shares represented by ADSs offered hereby will be issued to holders of Exchangeable Shares from time to time, as described under the heading "Plan of Distribution" beginning on page 14 of this prospectus.

     You should read this prospectus together with additional information described under the heading "Where You Can Find More Information" beginning on page 13 of this prospectus.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS INCLUDING THE INFORMATION INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE FRONT OF THIS DOCUMENT.

                          PRESENTATION OF INFORMATION

     "Vivendi Universal" refers to Vivendi Universal, S.A., a societe anonyme, a form of limited liability company, organized under the laws of the Republic of France, and its direct and indirect subsidiaries. "Vivendi" refers to Vivendi, S.A., the predecessor company to Vivendi Universal. Unless the context requires otherwise, references to "we," "us" and "our" mean Vivendi Universal, S.A. and its subsidiaries or its predecessor company and its subsidiaries. "Vivendi Universal Entertainment" and "VUE" refer to Vivendi Universal Entertainment LLLP, a limited liability limited partnership organized under the laws of the State of Delaware. "Vivendi Environnement" changed its name pursuant to a shareholder resolution adopted on April 30, 2003 to "Veolia Environnement." "Shares" refers to the ordinary shares of Vivendi Universal. The principal trading market for the ordinary shares of Vivendi Universal is EuroNext Paris S.A., or the Paris Bourse. "ADS" or "ADR" refers to the American Depositary Shares or Receipts, respectively, of Vivendi Universal which are listed on the New York Stock Exchange, or NYSE, each of which represents the right to receive one Vivendi Universal ordinary share.

     Our financial statements have been prepared in accordance with generally accepted accounting principles in France, or French GAAP, and unless otherwise noted all financial data presented in this prospectus has been prepared in accordance with French GAAP. Vivendi Universal has applied the methodology for consolidated financial statements based on Regulation 99.02 as approved by the French accounting Standards

Board (Comite de la Reglementation Comptable). The financial statements of foreign subsidiaries have, when necessary, been adjusted to comply with French GAAP rules. French GAAP rules differ in certain respects from generally accepted accounting principles in the United States, or U.S. GAAP. The principal differences between French GAAP and U.S. GAAP, as they relate to us and their effects on net income and shareholders' equity, are described in Note 17 to our Consolidated Financial Statements contained in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. Our consolidated financial statements are presented in French GAAP format, but also incorporate certain modifications and additional disclosures designed to conform more closely with typical U.S. GAAP presentation.

     Our financial statements for the years ended December 31, 2001 and December 31, 2002 include information on a pro forma basis that reflect the changes several significant transactions have had on our business. Such pro forma information is unaudited. For a discussion of such transactions, see Note 2.2 to our Consolidated Financial Statements contained in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein.

     Various amounts in this document are shown in millions for presentation purposes. Such amounts have been rounded and, accordingly, may not total. Rounding differences may also exist for percentages.

                              CURRENCY TRANSLATION

     Under the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, was implemented on January 1, 1999 and a single European currency, known as the euro, was introduced. The following 12 member states participate in the EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. The legal rate of conversion between the French franc and the euro (Euro, euro or E) was fixed on December 31, 1998 at E 1.00 = FF6.55957, and we have translated French francs into euros at that rate.

     Share capital in Vivendi Universal is represented by ordinary shares with a nominal value of E 5.50 per share. Our shares are denominated in euros. Because we intend to pay cash dividends denominated in euros, exchange rate fluctuations will affect the U.S. dollar amounts that shareholders will receive on conversion of dividends from euros to dollars.

     We publish our Consolidated Financial Statements in euros. Unless noted otherwise, all amounts in this prospectus are expressed in euros. The currency of the United States will be referred to as "U.S. dollars," "US$," "$" or "dollars." For historical exchange rate information, refer to "Item 3 -- Key Information -- Exchange Rate Information" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. For a discussion of the impact of foreign currency fluctuations on Vivendi Universal's financial condition and results of operations, see "Item 5 -- Operating and Financial Review and Prospects" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein.

                          FORWARD-LOOKING INFORMATION

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to dispositions, acquisitions, working capital and capital requirements, available liquidity, maturity of debt obligations, business trends and other information that is not historical information. Forward-looking statements can be identified by context. For example, when we use words such as "estimate(s)," "aim(s)," "expect(s)," "feel(s)," "will," "may," "believe(s)," "anticipate(s)" and similar expressions in this document, we are intending to identify those statements as forward-looking. All forward-looking statements, including without limitation the launching or prospective development of new business initiatives and products, anticipated music or motion picture releases, Internet or theme park projects, and anticipated cost savings from asset divestitures and synergies are based upon our current expectations and various assumptions. Our expectations, beliefs, assumptions and projections are expressed in good faith, and we believe there is a reasonable basis for them. There can be no assurance, however, that managements' expectations, beliefs and projections will be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from our forward-looking statements. These include, among others:

     - general economic and business conditions, particularly a general economic downturn;

     - industry trends;

     - increases in our leverage;

     - reduced liquidity;

     - failure to reach an agreement with General Electric Company with respect to the merger of Vivendi Universal Entertainment with National Broadcasting Company, Inc.;

     - failure to obtain the necessary approvals to consummate the merger of Vivendi Universal Entertainment with National Broadcasting Company, Inc.;

     - the terms and conditions relating to this merger and the timing thereof;

     - the terms and conditions of our other asset divestitures and the timing thereof;

     - changes in our ownership structure;

     - competition;

     - changes in our business strategy and development plans;

     - challenges to, or losses or infringement of, our intellectual property rights;

     - changes in customer preference;

     - technological advancements;

     - political conditions;

     - financial and equity markets;

     - foreign currency exchange rate fluctuations;

     - legal and regulatory requirements and the outcome of legal proceedings and pending investigations;

     - environmental liabilities;

     - natural disasters; and

     - war or acts of terrorism.

     The foregoing list is not exhaustive and there are other factors that may cause actual results to differ materially from the forward-looking statements. We urge you to review and consider carefully the various disclosures we make concerning the factors that may affect our business, including the disclosures made in "Risk Factors" and "Item 5 -- Operating and Financial Review and Prospects" and "Item 11 -- Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. All forward-forward looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                EXPLANATORY NOTE

     Unless otherwise indicated, all references to our competitive positions made in this document are in terms of revenue generated.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Vivendi Universal is a corporation organized under the laws of the Republic of France. Many of Vivendi Universal's directors and officers are citizens or residents of countries other than the United States and Canada. Substantial portions of Vivendi Universal's assets are located outside the United States and Canada. Accordingly, it may be difficult for investors:

     - to obtain jurisdiction over Vivendi Universal or its directors or officers in courts in the United States or Canada in actions predicated on the securities laws of the United States or Canada, respectively;

     - to enforce against Vivendi Universal or its directors or officers judgments obtained in such actions;

     - to obtain judgments against Vivendi Universal or its directors or officers in original actions in courts outside the United States or Canada predicated upon the securities laws of the United States or Canada, respectively; or

     - to enforce against Vivendi Universal or its directors or officers in courts outside the United States or Canada judgments of courts in the United States or Canada, respectively, predicated upon the securities laws of the United States or Canada, respectively.

     Actions brought in France for enforcement of judgments of U.S. or Canadian courts rendered against French persons, including directors and officers of Vivendi Universal, would require those persons to waive their right to be sued in France under Article 15 of the French Civil Code. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Capitalized terms used but not defined in this summary are defined in the text of this prospectus. Investors should thoroughly consider this prospectus in its entirety.

OUR BUSINESS

     We are one of the largest media and telecommunications groups in the world. For the year ended December 31, 2002, we generated pro forma consolidated revenues of E 28,729 million. To improve our credit rating and liquidity, we have embarked on a E 16 billion asset divestiture program through 2004, including approximately E 9.6 billion of divestitures for which we have entered into contracts as of June 25, 2003, of which divestitures of E 9.1 billion had been completed as of that date.

     Our attractive portfolio of assets includes our operations in our six principal segments:

     CEGETEL GROUP. Cegetel Group, through its 80%-owned subsidiary, SFR, is the second largest mobile telecommunications operator in France and through its 90%-owned subsidiary, Cegetel S.A., is the second largest fixed-line operator in France. In 2002, SFR had a 35.1% market share in a stable, three-operator market in France. SFR is well positioned to benefit from the strong growth of the French wireless market. In early 2003, we increased our ownership interest to 70% of Cegetel Group.

     UNIVERSAL MUSIC GROUP (UMG). UMG is the largest recorded music business in the world. UMG acquires, manufactures, markets and distributes recorded music in 63 countries. Key recording artists include Eminem, Shania Twain, U2 and Ashanti. In addition to its recorded music business, UMG is the third largest music publisher in the world. UMG also manufactures, sells and distributes music video and DVD products, and owns mail-order music/video clubs. We own approximately 92% of UMG.

     VIVENDI UNIVERSAL ENTERTAINMENT LLLP (VUE). We own approximately 86% of VUE, a US-based entertainment company active in the film, television, and theme parks and resorts businesses. As described below, we are in exclusive negotiations with General Electric Company regarding the merger of VUE with National Broadcasting Company Inc., which refer to as "NBC". VUE operates through the following entities:

     - UNIVERSAL PICTURES GROUP (UPG). UPG is a major film studio, engaged in the production and distribution of motion pictures worldwide in the theatrical, non-theatrical, home video/DVD and television markets. Recent motion picture releases include Gladiator, The Mummy franchise, A Beautiful Mind, 8 Mile, Erin Brockovich, Red Dragon and The Fast and The Furious. UPG's 2003 movie slate includes Bruce Almighty, The Hulk, 2 Fast and 2 Furious, Peter Pan and Dr Seuss' The Cat in the Hat.

     - UNIVERSAL TELEVISION GROUP (UTG). UTG owns and operates four U.S. cable television networks including USA Network and the Sci Fi Channel as well as a portfolio of international television channels. UTG produces and distributes original television programming worldwide, including Law and Order, Jerry Springer, Taken and Monk.

     - UNIVERSAL PARKS AND RESORTS (UPR). UPR is the second largest destination theme park operator in the world. UPR owns interests in and operates theme parks and resorts in the US, Japan and Spain including Universal Studios in Hollywood, California and Universal Studios in Orlando, Florida.

     CANAL+ GROUP. Canal+ Group is the leader in the production and distribution of digital and analog pay-TV in France (principally through its premium channel, Canal+, and its digital satellite platform, CanalSatellite). Canal+ Group has 6.95 million individual subscriptions in France. Canal+ Group is also a leading European studio involved in the production, co-production, acquisition and distribution of feature films and television programs and owns interests in pay-TV activities in Spain, Poland and elsewhere. We own 100% of Canal+ Group, which in turn owns 49% of Canal+ S.A., which holds the broadcast license for our premium channel Canal+, and 66% of CanalSatellite.

     MAROC TELECOM. Maroc Telecom is the incumbent fixed line and the leading mobile telecommunications operator in Morocco, with a 70% share of the wireless market. We have a 35% ownership stake in Maroc Telecom. However, through our control of the executive board and management, we exercise day-to-day control over the business and consolidate it in our financial statements.

     VIVENDI UNIVERSAL GAMES (VU GAMES). VU Games is a worldwide leader in the development, marketing and distribution of games and educational software for PC, handheld devices and consoles. We own 99% of VU Games.

     We were formed through the merger of Vivendi S.A., The Seagram Company Ltd. and Canal+ S.A. in December 2000. From our origins as a water company, we expanded our business rapidly in the 1990s and transformed ourselves into a media and telecommunications company with the December 2000 merger and the May 2002 acquisition of the entertainment assets of InterActiveCorp (formerly known as USA Interactive and prior thereto as USA Networks, Inc.), or USAi. Following the appointment of new management in July 2002, we commenced a significant asset divestiture program aimed at reducing the group's indebtedness, which we are pursuing actively. We have already largely exited the environmental services and publishing businesses and sold various smaller operations. See "Item
5 -- Operating and Financial Review and Prospects -- Recent Developments" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein.

     On September 2, 2003, we announced that we had entered into an agreement with General Electric to conduct exclusive negotiations regarding a merger of VUE with NBC. As previously announced, Vivendi Universal would own approximately 20% of the company or companies formed by that transaction, with General Electric owning approximately 80% of these entities. In addition, the shareholders of VUE would receive approximately $3.8 billion of cash consideration as a result of the monetization of General Electric's commitment to issue stock, and the existing indebtedness of VUE (approximately $1.6 billion) would become indebtedness of the new company in the transaction.

     We are incorporated under the laws of the Republic of France. Our executive offices are located at 42, avenue de Friedland, 75380 Paris, Cedex 08, France and our telephone number is 33 (1) 71 71 10 00.

                                  THE OFFERING

Stock Offered.................   Ordinary Shares represented by ADSs.

Use of Proceeds...............   We will receive no proceeds as a result of the
                                 offering of ADSs to holders of Exchangeable
                                 Shares.

NYSE Symbol...................   V.

                                  RISK FACTORS

     You should carefully consider the risk factors described below in addition to the other information presented in this document.

WE AND OUR SUBSIDIARIES REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE AND REPAY OUR DEBT. OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     While our ability and the ability of our subsidiaries to fund working capital for our operations, research and development and capital expenditures depends on our future operating performance which cannot be predicted with assurance, we believe that our current cash position plus our unused credit facilities should provide a sound basis for funding these cash requirements.

     Despite the significant extension of the maturity profile of our debt achieved through the refinancing plan that we have undertaken in 2003, we expect that there will be a shortfall in the funding necessary to meet our debt-service obligations. In addition, we face a significant number of contingent obligations, some of which are likely to require significant cash payments by us. We expect to meet these funding requirements with the proceeds from our asset divestiture program described in "Item 4 -- History and Development of the Company -- Our Strategy" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. There can be no assurance, however, that asset divestitures will be sufficient to make up the shortfall or that our cash needs over the term of the divestiture program will not exceed our current estimates.

     If our future cash flows from operations, capital resources and from sales of assets are insufficient to pay our obligations as they mature or to fund our liquidity needs, we and our subsidiaries may be forced to:

     - reduce or delay our business activities, capital expenditures or research and development;

     - obtain additional debt or equity capital; or

     - restructure or refinance all or a portion of our debt on or before maturity.

     In particular, our subsidiary VUE has significant indebtedness and is relying on refinancing and operating cash flow to service and repay that indebtedness. See "Item 4 -- Information on the Company -- Summary of Indebtedness" in our Annual Report on Form 20-F for the year ended December 31, 2002.

     We cannot assure you that we and our subsidiaries would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, our existing debt and any future debt may limit our and our subsidiaries' ability to pursue any of these alternatives.

WE ARE SELLING A PORTION OF OUR ASSETS AND BUSINESSES TO MEET OUR DEBT OBLIGATIONS AND DECREASE OUR LEVERAGE.

     To meet our debt obligations and decrease our leverage, we are in the process of disposing of a portion of our assets and businesses. After new management was appointed in July 2002, we announced a goal of E 16 billion in asset divestitures by the end of 2004. In the second half of 2002, we sold assets and businesses for aggregate consideration of approximately E 6.7 billion, including approximately E 0.4 billion in assumed debt. In the first quarter of 2003, we sold assets for aggregate consideration of approximately
E .7 billion. We anticipate our net debt will decrease by only a portion of the amount of assets we sell. See "Item 4 -- History and Development of the Company -- Our Strategy" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. On September 2, 2003, we announced that we had entered into an agreement with General Electric to conduct exclusive negotiations regarding the merger of VUE with NBC.

     We can offer no assurances that we will be able to locate potential buyers for our assets and businesses or will be able to consummate any sales to potential buyers we do locate. For example, certain asset transfer restrictions contained in the amended and restated limited liability limited partnership agreement of VUE (the "Partnership Agreement") that certain of Vivendi Universal's affiliates entered into in connection with

Vivendi Universal's acquisition of the entertainment assets of InterActiveCorp (formerly known as USA Interactive and prior thereto as USA Networks, Inc.), or USAi, will require us to obtain the consent of our partner for certain transactions. See "Item 4 -- History and Development of the Company -- 2002 Significant Transactions" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. Some other factors that may make it difficult or impossible for us to sell our assets or businesses are:

     - restrictive covenants in our current and future debt facilities;

     - shareholders agreements and minority interests;

     - ongoing litigation and investigations; and

     - the need to receive governmental approvals, including antitrust and regulatory approvals.

     Our divestitures may prove unsuccessful or may otherwise have a material adverse effect on our ability to conduct business, our operations and our financial condition. For example, we may not always be able to obtain the optimal price for assets and businesses we are required or plan to sell or may receive a price that is substantially lower than the price we paid for the assets or businesses being disposed of. In addition, our continuing operations may suffer as a result of losing synergies with the assets and businesses sold.

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

     We have a significant amount of debt. As of December 31, 2002, we had E 19.6 billion of gross debt on a consolidated basis. For further information about our substantial debt, see "Item 5 -- Operating and Financial Review and Prospects -- Liquidity and Capital Resources" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein and our Consolidated Financial Statements.

     Our substantial debt and the covenants in our debt instruments could have important consequences. For example, these instruments are causing us to dispose of assets and businesses and they could:

     - require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures, research and development and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in distribution or marketing of our products, customer demands and competitive pressures in the industries we serve;

     - limit our ability to undertake acquisitions;

     - place us at a competitive disadvantage compared to our competitors that have less debt than we do;

     - restrict our use of proceeds from asset sales or new issuances of equity or debt or from new bank debt facilities;

     - increase our vulnerability, and reduce our flexibility to respond, to general and industry-specific adverse economic conditions; and

     - limit our ability to borrow additional funds and increase the cost of any such borrowing.

     We may incur substantial additional debt in the future. The terms of our debt restrict but do not prohibit us from incurring additional debt. The addition of further debt to our current debt levels could further increase the leverage-related risks discussed herein.

OUR SALES OF ASSETS AND BUSINESSES HAVE RESULTED IN, AND WILL RESULT IN, THE REMOVAL OF THE RESULTS OF THOSE BUSINESSES AND ASSETS FROM OUR FINANCIAL RESULTS AND MAY INCREASE THE VOLATILITY OF OUR FINANCIAL RESULTS.

     Sales of our assets and businesses have caused, and will continue to cause, our revenues and operating income to decrease and may cause our financial results to become more volatile or may otherwise materially adversely affect us. Since the beginning of 2002, we have disposed of businesses and assets that, if we had held them, would have contributed significantly to our revenue and operating income.

WE HAVE ENGAGED IN A SUBSTANTIAL NUMBER OF SIGNIFICANT ACQUISITION AND DISPOSITION TRANSACTIONS IN RECENT YEARS, WHICH MAKES IT DIFFICULT TO COMPARE OUR RESULTS FROM PERIOD TO PERIOD.

     We have engaged in a substantial number of significant acquisitions and dispositions and other complex financial transactions in recent years, which makes it difficult to analyze our results and to compare them from period to period. In order to facilitate comparison of our results between recent periods, we present financial information on a pro forma basis, both on a consolidated basis and for our individual business segments, giving effect to these transactions as if they had occurred on earlier dates. However, pro forma financial information is not necessarily indicative of results that would have been achieved had the transactions actually occurred on such earlier dates. Moreover, we present pro forma information based on a number of assumptions. For example, we present pro forma information consistent with French GAAP, as if the transactions had occurred at the beginning of 2001. Given our asset divestiture program, our results will continue to be difficult to compare from period to period in the future.

WE HAVE BEEN, AND COULD BE, ADVERSELY AFFECTED BY A DOWNGRADE OF OUR DEBT RATINGS BY RATING AGENCIES.

     In the second half of 2002, we experienced a number of debt rating downgrades. Moody's cut Vivendi Universal's senior debt rating on July 1, 2002, from Baa3 to Ba1, under review for possible further downgrade. Standard & Poor's followed the next day with a one-notch downgrade in our credit rating to BBB-with a negative outlook. On August 14, 2002, Moody's lowered the long term senior unsecured debt rating of Vivendi Universal to B1 and assigned a Ba2 senior implied rating to the company under review for possible downgrade, and Standard & Poor's downgraded the long term senior unsecured debt to B+ and assigned a BB corporate credit rating to Vivendi Universal on credit watch with negative implications. On October 30, 2002, Moody's downgraded Vivendi Universal's senior implied rating to Ba3, leaving the senior unsecured ratings unchanged at B1, under review for possible downgrade. In 2003, Moody's removed Vivendi Universal's credit ratings from review and credit watch, respectively. On September 3, 2003, following our announcement of negotiations regarding the merger of VUE with NBC, Standard & Poor's placed its long-term credit ratings on Vivendi Universal and VUE on credit watch with positive implications.

     The 2002 downgrades caused us to lose, to a significant extent, access to the capital markets, and, most importantly, to the commercial paper market, historically our main source of funding for working capital needs, and they also triggered default and covenant provisions under some of our debt facilities. While our current debt facilities do not contain further rating triggers, additional downgrades by either Standard & Poor's or Moody's could exacerbate our liquidity problems, increase our costs of borrowing, result in our being unable to secure new financing and affect our ability to make payments on outstanding debt instruments and to comply with other existing obligations.

WE ARE A PARTY TO NUMEROUS LEGAL PROCEEDINGS AND INVESTIGATIONS THAT COULD HAVE A NEGATIVE EFFECT ON US.

     We are party to lawsuits and investigations in France and in the United States that could have a material adverse effect on us. In France, the Commission des Operations de Bourse commenced in July 2002 an investigation regarding certain of our financial statements. In the United States, Vivendi Universal is party to a number of suits and investigations concerning allegations challenging the accuracy of our financial statements and certain public statements made by us describing our financial condition from late 2000 through 2002:

     - Vivendi Universal is named as a defendant in a consolidated securities class action filed in the United States District Court for the Southern District of New York.

     - Vivendi Universal is being investigated by the Office of the United States Attorney for the Southern District of New York, and by the SEC.

     - Vivendi Universal is named as a defendant in a suit filed by Liberty Media on March 28, 2003, which on May 13, 2003, was consolidated for pre-trial purposes into the securities class action pending in the United States District Court for the Southern District of New York.

     In addition, Vivendi Universal, USI Entertainment Inc. and VUE have been sued by USAi and one of its affiliates for specific performance of what the plaintiffs contend to be VUE's obligation to make certain tax payments. Vivendi Universal may also be liable to pay, in accordance with an investment agreement with Elektrim S.A., a substantial portion of any damages awarded against Elektrim in two ongoing arbitrations to resolve disputes concerning the acquisition and transfer of certain shares in a subsidiary company by Elektrim.

     In the opinion of Vivendi Universal, the plaintiffs' claims in the legal proceedings lack merit, and Vivendi Universal intends to defend against such claims vigorously. However, the outcome of any of these legal proceedings or investigations or any additional proceedings or investigations that may be initiated in the future could have a material adverse effect on us. For a more complete discussion of our legal proceedings and investigations, see "Item
8 -- Litigation" in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein.

WE HAVE A NUMBER OF CONTINGENT LIABILITIES THAT COULD CAUSE US TO MAKE SUBSTANTIAL PAYMENTS.

     We have a number of significant contingent liabilities. These liabilities are generally described in "Item 5 -- Operating and Financial Review and Prospects" and in Notes 11 and 17.4 to our Consolidated Financial Statements in our Annual Report on Form 20-F for the year ended December 31, 2002 that is incorporated by reference herein. If we were forced to make a payment due to one or more of these contingent liabilities, it could have an adverse effect on our financial condition and our ability to make payments under our debt instruments.

OUR BUSINESS OPERATIONS IN SOME COUNTRIES ARE SUBJECT TO ADDITIONAL RISKS.

     We conduct business in markets around the world. The risks associated with conducting business internationally, and in particular in some countries outside of Western Europe, the U.S. and Canada, can include, among other risks:

     - fluctuations in currency exchange rates (including the dollar/euro exchange rate) and currency devaluations;

     - restrictions on the repatriation of capital;

     - differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;

     - varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

     - exposure to different legal standards and enforcement mechanisms and the associated cost of compliance therewith;

     - difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

     - tariffs, duties, export controls and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - limited legal protection and enforcement of intellectual property rights;

     - insufficient provisions for retirement obligations;

     - recessionary trends, inflation and instability of the financial markets;

     - higher interest rates; and

     - political instability and the possibility of wars and terrorist acts.

     We may not be able to insure or hedge against these risks and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing markets.

UNFAVORABLE CURRENCY EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We have substantial assets, liabilities, revenues and costs denominated in currencies other than euros. To prepare our Consolidated Financial Statements we must translate those assets, liabilities, revenues and expenses into euros at then-applicable exchange rates. Consequently, increases and decreases in the value of the euro versus other currencies will affect the amount of these items in our Consolidated Financial Statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period.

     In addition, to the extent that we incur expenses that are not denominated in the same currency as the related revenues, exchange rate fluctuations could cause our expenses to increase as a percentage of net sales, affecting our profitability and cash flows.

WE MAY NOT BE ABLE TO MEET ANTICIPATED CAPITAL REQUIREMENTS FOR CERTAIN TRANSACTIONS.

     We may engage in projects that require us to seek substantial amounts of funds through various forms of financing. Our ability to arrange financing for projects and our cost of capital depends on numerous factors, including general economic and capital market conditions, availability of credit from banks and other financial institutions, investor confidence in our businesses, restrictions in debt instruments, success of current projects, perceived quality of new projects and tax and securities laws. We may forego attractive business opportunities and lose market share if we cannot secure financing on satisfactory terms.

WE MAY SUFFER REDUCED PROFITS OR LOSSES AS A RESULT OF INTENSE COMPETITION.

     The majority of the industries in which we operate are highly competitive and require substantial human and capital resources. Many other companies serve the markets in which we compete. From time to time, our competitors may reduce their prices in an effort to expand market share and introduce new technologies or services, or improve the quality of their services. We may lose business if we are unable to match the prices, technologies or service quality offered by our competitors.

     In addition, most of our main businesses rely on some important third-party content. There is no assurance that the desired rights to content will be available on commercially reasonable terms, and as the markets in which our businesses operate become more competitive, the cost of obtaining this third-party content could increase. Any of these competitive effects could have a material adverse effect on our business and financial performance.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING NEW TECHNOLOGIES OR INTRODUCING NEW PRODUCTS AND SERVICES.

     Many of the industries in which we operate are subject to rapid and significant changes in technology and are characterized by the frequent introduction of new products and services. Pursuit of necessary technological advances may require substantial investments of time and resources and we may not succeed in developing marketable technologies. Furthermore, we may not be able to identify and develop new product and service opportunities in a timely manner. Finally, technological advances may render our existing products obsolete, forcing us to write off investments made in those products and services and to make substantial new investments.

WE MAY HAVE DIFFICULTY ENFORCING OUR INTELLECTUAL PROPERTY RIGHTS.

     The decreasing cost of electronic and computer equipment and related technology has made it easier to create unauthorized versions of audio and audiovisual products such as compact discs, videotapes and DVDs. A substantial portion of our revenue comes from the sale of audio and audiovisual products that are potentially subject to unauthorized copying. Similarly, advances in Internet technology have increasingly made it possible for computer users to share audio and audiovisual information without the permission of the copyright owners and without paying royalties to holders of applicable intellectual property or other rights. A large portion of intellectual property is potentially subject to widespread, uncompensated dissemination on the Internet. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor, or if we fail to develop effective means of protecting our intellectual property or entertainment-related products and services, our results of operations and financial position may suffer.

CHALLENGES TO OUR RIGHTS TO USE INTELLECTUAL PROPERTY COULD HAVE A NEGATIVE EFFECT ON US.

     Many of our main businesses are heavily dependent on intellectual property owned and licensed by us. Challenges by third parties claiming infringement of their proprietary rights, if upheld, could result in the loss of intellectual property which we depend on to generate revenues and could result in damages or injunctive relief being imposed against us. Even challenges that we are successful in defending may result in substantial costs and diversion of resources, which could have an adverse effect on our operations.

WE MAY NOT BE ABLE TO RETAIN OR OBTAIN REQUIRED LICENSES, PERMITS, APPROVALS AND CONSENTS.

     We need to retain or obtain a variety of permits and approvals from regulatory authorities to conduct and expand each of our businesses. The process for obtaining these permits and approvals is often lengthy, complex and unpredictable. Moreover, the cost for renewing or obtaining permits and approvals may be prohibitive. If we are unable to retain or obtain the permits and approvals we need to conduct and expand our businesses at a reasonable cost and in a timely manner -- in particular, licenses to provide telecommunications services -- our ability to achieve our strategic objectives could be impaired. The regulatory environment in which our businesses operate is complex and subject to change, and adverse changes in that environment could impose costs on us or limit our revenue.

THE LOSS OF KEY PERSONNEL COULD HURT OUR OPERATIONS.

     Our success and the success of our business units depends upon the continuing contributions of our executive officers and other key operating personnel. The complete or partial loss of their services could adversely affect our businesses.

RESTRUCTURING AT OUR BUSINESS UNITS MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL CONDITION.

     In an effort to cut costs and rationalize operations, our business units may engage in restructuring, including closures of facilities and reduction of workforce. If a business unit fails to properly carry out any restructuring, the relevant business's ability to conduct its operations and the business's results could be adversely affected. Restructurings, closures and layoffs may also harm our employee relationships, public relationships and governmental relationships which would in turn adversely affect our operations and results. For example, in March 2003, Canal+ Group announced an employee reduction as part of its overall restructuring plan. The program calls for a reduction of 305 positions, mainly administration and technical support personnel. In addition, 138 positions in certain support functions will be outsourced. The announcement of this program may result in a deterioration of our labor relations and may have an adverse effect on our operations.

CEGETEL GROUP EXPECTS TO MAKE SIGNIFICANT INVESTMENTS IN NETWORKS AND NEW TECHNOLOGY AND ANTICIPATED BENEFITS OF THESE INVESTMENTS MAY NOT BE REALIZED.

     Cegetel Group expects to make substantial investments in its mobile networks, particularly in connection with the rollout of its UMTS mobile network over the next several years in view of increased usage and the need to offer new services and greater functionality afforded by UMTS technology. Accordingly, the level of Cegetel Group's capital expenditures in future years is expected to exceed current levels. The development of UMTS technology is taking longer than anticipated. Consumer acceptance of UMTS or other new technology may be less than expected and will depend on a number of factors, including the availability of applications which exploit the potential of the technology and the breadth and quality of available content. If the introduction of UMTS services is further delayed or UMTS fails to achieve the expected advantages over existing technologies, Cegetel Group may be unable to recoup its network investment.

REGULATIONS REGARDING ELECTROMAGNETIC RADIATION OR FUTURE CLAIMS WITH RESPECT TO ELECTROMAGNETIC RADIATION COULD HAVE AN ADVERSE EFFECT ON OUR MOBILE TELEPHONE REVENUES AND OPERATIONS.

     The International Commission for Non-Ionizing Radiation Protection, an independent organization that advises the World Health Organization, has established a series of recommendations setting exposure limits from electromagnetic radiation from antennas. These regulations were driven by concern over a potential connection between electromagnetic radiation and certain negative health effects, including some forms of cancer. They were enacted into French law on May 3, 2002. SFR, an 80% owned subsidiary of Cegetel Group, is also, along with the other French mobile telephony operators, in the process of entering into agreements with various cities, including the city of Paris, that will set up local guidelines. The International Cancer Research Center, authorized by the World Health Organization, is currently conducting a large-scale epidemiological study, the conclusions of which are expected to be published in 2004. We cannot assure you that future regulations will not have a negative impact on our revenues operations. We also cannot assure you that claims, relating to electromagnetic radiation will not arise against us and our mobile telephony operations in the future and have an adverse effect on our revenues and operations. In addition, even the perception of possible health risks, could lead to reduced demand for our mobile telephony services and have an adverse effect on our revenues and operations.

OUR CONTENT ASSETS IN TELEVISION, MOTION PICTURES AND MUSIC MAY NOT BE COMMERCIALLY SUCCESSFUL.

     A significant amount of our revenue comes from the production and distribution of content offerings such as feature films, television series and audio recordings. The success of content offerings depends primarily upon their acceptance by the public, which is difficult to predict. The market for these products is highly competitive and competing products are often released into the marketplace at the same time. The commercial success of a motion picture, television series or audio recording depends on the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change quickly. Our motion picture business is particularly dependent on the success of a limited number of releases. Universal Picture Group, or UPG, typically releases 14 to 16 motion pictures a year and the commercial failure of just a few of these motion pictures can have a significant adverse impact on UPG's results for both the year of release and the following year. This is particularly true for motion pictures with high production costs, and in 2003, UPG intends to release an unusually large number of high production cost motion pictures. Our failure to produce and distribute motion pictures, television series and audio recordings with broad consumer appeal could materially harm our business, financial condition and prospects for growth.

THE RECORDED MUSIC MARKET HAS BEEN DECLINING AND MAY CONTINUE TO DECLINE.

     Economic recession, CD-R piracy and illegal downloading of music from the Internet and growing competition for consumer discretionary spending and shelf space are all contributing to a declining recorded music market. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended and no profitable new format has emerged to take its place. Worldwide sales were down as the music market witnessed an estimated market decline of 9.5% in 2002. Double-digit declines were experienced in the US, Japan and Germany. Of the world's five major music markets only France reported growth. There are no assurances that the recorded music market will not continue to decline. A declining recorded music market is likely to lead to the loss of revenue and operating income at Universal Music Group, or UMG.

UMG HAS BEEN LOSING, AND IS LIKELY TO CONTINUE TO LOSE, SALES DUE TO UNAUTHORIZED COPIES AND PIRACY.

     Technological advances and the conversion of music into digital formats have made it easy to create, transmit and "share" high quality unauthorized copies of music through pressed disc and CD-R piracy, home CD burning and the downloading of music from the Internet. Unauthorized copies and piracy cost the recorded music industry an estimated $4.3 billion in lost revenues during 2001, the last year for which data is available, according to the International Federation of the Phonographic Industry, or IFPI. IFPI estimates that 1.9 billion pirated units were manufactured in 2001, equivalent to about 40% of all CDs and cassettes sold globally. According to IFPI estimates, about 28% of all CDs sold in 2001 were pirated, up from about 20% in 2000. We believe that these percentages are continuing to increase. Unauthorized copies and piracy both decrease the volume of legitimate sales and put pressure on the price at which legitimate sales can be made and have had, and, we believe, will continue to have, an adverse effect on UMG.

OUR MOTION PICTURE BUSINESSES MAY LOSE SALES DUE TO UNAUTHORIZED COPIES AND PIRACY.

     Technological advances and the conversion of motion pictures into digital formats have made it easier to create, transmit and "share" high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through unauthorized set top boxes and other devices and through unlicensed broadcasts on free TV and the Internet. Unauthorized copies and piracy of these products compete against legitimate sales of these products. The motion picture business is dependent upon the enforcement of copyrights. A failure to obtain appropriate relief from unauthorized copying through judicial decisions and legislation and an inability to curtail piracy rampant in some regions of the world are threats to the motion picture business and may have an adverse effect on our motion picture business.

CHANGES IN ECONOMIC CONDITIONS COULD AFFECT THE REVENUE WE RECEIVE FROM TELEVISION PROGRAMMING THAT WE PRODUCE AND FROM OUR TELEVISION CHANNELS.

     Our television production and distribution and cable networks are directly and indirectly dependent on advertising for their revenue. Changes in US, global or regional economic conditions may affect the advertising market for broadcast and cable television programming, which in turn may affect the volume of, and price for, the advertising on our cable networks and shows and the volume of, and price for, the programming we are able to sell.

CONSOLIDATION AMONG CABLE AND SATELLITE DISTRIBUTORS MAY HARM OUR CABLE TELEVISION NETWORKS.

     Cable and satellite operators continue to consolidate, making our cable television networks increasingly dependent on fewer operators. If these operators fail to carry our cable television networks or use their increased bargaining power to negotiate less favorable terms of carriage, our cable television network business could be adversely affected.

THE INCREASE IN THE NUMBER OF CABLE TELEVISION NETWORKS MAY ADVERSELY AFFECT OUR CABLE TELEVISION NETWORKS.

     Our cable networks compete directly with other cable television networks as well as with local and network broadcast channels for distribution, programming, viewing audience and advertising revenue. Growth in distribution platforms has led to the introduction of many new cable television networks. The increased competition may make it more difficult to place our cable networks on satellite and cable distribution networks, acquire attractive programming or attract necessary audiences or suitable advertising revenue.

OUR TELEVISION PRODUCTION AND DISTRIBUTION BUSINESSES FACE INCREASED
COMPETITION.

     Our produced programs, including television series, made-for-television and made-for-video motion pictures, compete in a worldwide television marketplace that has become ever more competitive as digital cable and satellite delivery increasingly expand the number of channels (and competing programs) available to consumers. Competition in the critical U.S. production market has also been increased by the growing consolidation and vertical integration of several large television and media giants. The 1995 repeal of the financial interest and syndication rules in the U.S. has permitted these conglomerates to combine ownership of television production businesses with broadcast networks. As a result, the current U.S. broadcast networks -- ABC, CBS, NBC, Fox, The WB and UPN -- are able to fill their schedules with a large percentage of self-owned programs, thus reducing the number of time slots available to VUE's Universal Television Group and other "outside" producers. For the fall 2002 season, the top five producers in total hours on network television were all affiliated with a broadcast network. Approximately 40% of Universal Television Group's revenues came from broadcast license program fees in 2002. We can offer no assurances that we will be able to maintain or grow these revenues in the face of increased competition.

NEW TECHNOLOGIES MAY HARM OUR CABLE TELEVISION NETWORKS.

     A number of new personal video recorders, such as TIVO in the United States, have emerged in recent years. These recorders often contain features allowing viewers to watch pre-recorded programs without advertising. The effect of these recorders on viewing patterns and exposure to advertising could have an adverse effect on our operations and results.

OUR THEME PARK AND RESORT GROUP MAY CONTINUE TO BE NEGATIVELY AFFECTED BY INTERNATIONAL, POLITICAL AND MILITARY DEVELOPMENTS.

     The terrorist attacks of September 11, 2001, the threat and outbreak of war and the threat of further terrorist attacks have resulted in significant reductions in domestic and international travel that negatively affected our theme park and resort activities. These developments have had a continued impact on vacation travel, group conventions and tourism in general. Any further outbreak or escalation of hostilities, any further terrorist attack, the perceived threat of hostilities or terrorist attack or a change in public perception regarding current developments would be likely to have an additional negative impact on our operations.

CANAL+ GROUP IS SUBJECT TO FRENCH AND OTHER EUROPEAN CONTENT AND EXPENDITURE PROVISIONS THAT RESTRICT ITS ABILITY TO CONDUCT ITS BUSINESS.

     Canal+ Group is regulated by various statutes, regulations and orders. In particular, under its French broadcast authorization, the premium channel Canal+ is subject to the following regulations: (i) no more than 49% of its capital stock may be held by a single shareholder and (ii) 60% of the films broadcast by the channel must be European films and 40% must be French language films. Each year Canal+ must invest 20% of its total prior-year revenues in the acquisition of film rights, including 9% which must be devoted to French language films and 3% to non-French language European films. At least 75% of the French movies must not be acquired from Canal+ Group controlled companies. Canal+ has an obligation to invest 4.5% of its revenues in original TV movies and dramas. Canal+ Group also operates in Belgium, Spain, the Netherlands and Poland pursuant to the regulations of each of these countries which generally stipulate, as do the French, financing levels for European and national content. These regulations severely limit Canal+ Group's ability to choose content and otherwise manage its business and could have an adverse effect on its operations and results.

ONE OF OUR TWO INDEPENDENT PUBLIC ACCOUNTANTS, BARBIER FRINAULT & CIE, WAS FORMERLY A MEMBER OF ANDERSEN WORLDWIDE, AS WAS ARTHUR ANDERSEN LLP, WHICH HAS BEEN FOUND GUILTY OF A FEDERAL OBSTRUCTION OF JUSTICE CHARGE, AND HOLDERS OF OUR SECURITIES LIKELY WILL BE UNABLE TO EXERCISE EFFECTIVE REMEDIES AGAINST ANDERSEN WORLDWIDE IN ANY LEGAL ACTION.

     One of our two independent public accountants, Barbier Frinault & Cie, was formerly a member of Andersen Worldwide, as was Arthur Andersen LLP, and during that period provided us with auditing services, including issuing an audit report with respect to our audited consolidated financial statements for the fiscal years ended December 30, 2001, and December 31, 2002. On June 15, 2002, a jury in Houston, Texas found

Arthur Andersen LLP guilty of a federal obstruction of justice charge arising from the federal government's investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.

     Andersen Worldwide has not reissued its audit report with respect to our audited consolidated financial statements prepared by it. Furthermore, Andersen Worldwide has not consented to the inclusion of its audit report herein. As a result, investors in our securities likely will not have an effective remedy against Andersen Worldwide in connection with a material misstatement or omission with respect to our audited consolidated financial statements, any registration statement or any other filing we make with the SEC, including any claim under Section 11 of the Securities Act with respect to such registration statement. In addition, even if investors were able to assert such a claim, as a result of its conviction and other lawsuits, Andersen Worldwide may not have sufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements.

SOME PROVISIONS OF OUR STATUTS COULD HAVE ANTI-TAKEOVER EFFECTS.

     Our organizational documents (called statuts) contain provisions that are intended to impede the accumulation of our Ordinary Shares by third parties seeking to gain a measure of control of our company. For example, in the case where a quorum of less than 60% is present at a shareholders' meeting, our statuts adjust the rights of each shareholder that owns in excess of 2% of our total voting power through the application of a formula pursuant to which the voting power of each such shareholder will be equal to that which it would possess if 100% of our shareholders were present or represented at the shareholders' meeting at which the vote takes place. In addition, our statuts provide that any person or group that fails to notify us within 15 days of acquiring or disposing of at least 0.5% or any multiple of 0.5% of our Ordinary Shares may be deprived of voting rights for those shares in excess of the unreported fraction.

PRE-EMPTIVE RIGHTS MAY NOT BE AVAILABLE FOR U.S. OR CANADIAN PERSONS.

     Under French law, shareholders have pre-emptive rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis. U.S. holders of our Ordinary Shares may not be able to exercise pre-emptive rights for our shares unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. Canadian holders of our Ordinary Shares may not be able to exercise pre-emptive rights for our shares unless a prospectus has been filed and receipted under Canadian provincial securities legislation, with respect to such rights and the Ordinary Shares or an exemption from the prospectus requirements imposed by Canadian provincial securities legislation is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares at a time when no registration statement or prospectus is in effect and no Securities Act exemption or exemption under Canadian provincial securities legislation is available. If so, U.S. and Canadian holders of our shares will be unable to exercise their pre-emptive rights.

THE ABILITY OF HOLDERS OF OUR ADSS TO INFLUENCE THE GOVERNANCE OF OUR COMPANY MAY BE LIMITED.

     Holders of our ADSs may not have the same ability to influence corporate governance with respect to our company as shareholders in some companies incorporated in the United States or Canada would. For example, the depositary may not receive voting materials in time to ensure that holders of our ADSs can instruct the depositary to vote their shares. In addition, the depositary's liability to holders of our ADSs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the deposit agreement.

WE ARE EXEMPT FROM CERTAIN REQUIREMENTS UNDER THE EXCHANGE ACT.

     As a "foreign private issuer" for the purposes of the U.S. federal securities laws, we are exempt from rules under the U.S. Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that impose certain disclosure and procedural requirements in connection with proxy solicitations under Section 14 of the

Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of
Section 16 of the Exchange Act and related rules with respect to their purchase and sale of our Ordinary Shares. Moreover, we are not required to file periodic reports and financial statements with the Commission as frequently or as promptly as companies that do not qualify as "foreign private issuers" and whose securities are registered under the Exchange Act, nor are we required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less information concerning our company publicly available than there is for companies that do not qualify as "foreign private issuers".

JUDGMENTS OF U.S. COURTS MAY NOT BE ENFORCEABLE AGAINST VIVENDI UNIVERSAL.

     Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French or Canadian courts. As a result, shareholders who obtain a judgment against Vivendi Universal in the United States may not be able to require it to pay the amount of the judgment.

IT MAY NOT BE POSSIBLE TO SUE VIVENDI UNIVERSAL IN CANADA.

     It is unlikely that a shareholder may successfully bring a legal action against Vivendi Universal in Canada unless Vivendi Universal agrees. In addition, even if a shareholder obtains a judgment in a Canadian court against Vivendi Universal, it may not be enforceable in a French court.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement under the Securities Act to register the Ordinary Shares represented by ADSs to be offered and sold to holders of Exchangeable Shares. We have also filed a registration statement on Form F-6 relating to our ADSs, Registration No. 12820, filed on November 3, 2000 and declared effective on December 7, 2000.

     The registration statement relating to the sale of our Ordinary Shares to the holders of Exchangeable Shares, including the exhibits and schedules thereto and the documents incorporated by reference therein, contains additional relevant information about us, our Ordinary Shares and ADSs.

     In addition, we file reports and other information with the Commission under the Exchange Act. You may read and copy this information at the following location of the Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

     The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document, or by a document that is subsequently filed with the Commission and incorporated by reference herein.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about us and our predecessors.

COMPANY SEC FILINGS                                       FILING DATE
-------------------                                       -----------
Annual Report on Form 20-F...............  June 30, 2003
Reports of Foreign Issuer on Form 6-K....  July 9, 2003, July 28, 2003, August 4,
                                           2003, August 12, 2003, August 18, 2003,
                                           August 25, 2003, September 9, 2003,
                                           September 15, 2003, September 16, 2003,
                                           September 17, 2003 and September 25, 2003
Report of Foreign Issuer on Form 6-K/A...  July 2, 2003
Registration Statement on Form 8-A for
  the registration of Ordinary Shares
  represented by ADSs under the Exchange
  Act....................................  December 29, 2000

     We incorporate by reference all Annual Reports on Form 20-F we file with the Commission between the date of this prospectus and the termination of the offering of the securities. In addition, we may incorporate by reference future filings on Form 6-K by identifying in such forms that they are being incorporated by reference in this prospectus.

     You can obtain any of the documents incorporated by reference in this document through us, or from the Commission through the Commission's web site at the address given above. We also file our disclosure documents with the Canadian provincial securities commissions. These documents can be viewed at http://www.sedar.com. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                               Vivendi Universal
                         Attention: Investor Relations
                                375 Park Avenue
                            New York, NY 10152-0192
                                 (212) 572-7000
                         investor-relations@groupvu.com

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                   REASONS FOR THE OFFER AND USE OF PROCEEDS

     Because Vivendi Universal is a non-Canadian company, former Canadian resident Seagram shareholders that exchanged Seagram common shares for ADSs in the Merger Transactions generally recognized a taxable gain or a loss upon that exchange under Canadian tax law. To allow Canadian resident Seagram shareholders to participate in the Merger Transactions on a tax-deferred basis, those shareholders were eligible to receive, for each Seagram common share they owned,
0.80 Exchangeable Shares and an equal number of Vivendi Universal voting rights instead of ADSs. The Exchangeable Shares are substantially the economic equivalent of ADSs and are exchangeable for ADSs, as described under the heading "Plan of Distribution -- Method and Expected Timetable." Vivendi Universal will receive no proceeds as a result of the offering.

                              PLAN OF DISTRIBUTION

METHOD AND EXPECTED TIMETABLE

     The Ordinary Shares represented by ADSs offered by this prospectus will be issued to holders of Exchangeable Shares upon optional redemptions by the holders, upon mandatory redemption of the Exchangeable Shares or upon specified liquidation and other events relating to Vivendi Universal Exchangeco or Vivendi Universal, in each case as described below.

OPTIONAL REDEMPTION BY HOLDERS

     The holders of Exchangeable Shares are entitled at any time to require Vivendi Universal Exchangeco to redeem, subject to the overriding call right of Vivendi Universal Holdings Company ("Vivendi Universal Holdings"), a wholly owned Canadian subsidiary of Vivendi Universal, any or all of their Exchangeable Shares for consideration per Exchangeable Share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share. In order to exercise this right, a holder of Exchangeable Shares must deliver to Vivendi Universal Exchangeco at its registered office or at any office of Vivendi Universal's registrar and transfer agent specified in a notice to the holder, among other things, the required written request and the certificates representing the Exchangeable Shares. The holder must state in the request the business day on which the holder desires Vivendi Universal Exchangeco to redeem the Exchangeable Shares, provided that this date may not be less than 10 business days nor more than 15 business days after the date on which the written request is received by Vivendi Universal Exchangeco. If no business day is specified by the holder in the request, the date of redemption will be the 15th business day after the date on which the written request is received by Vivendi Universal Exchangeco. If the date of redemption is not a Tuesday or Friday, whether or not specified by the holder, it will be the nearest following Tuesday or Friday, provided such day is a business day.

     In the event that a holder of Exchangeable Shares exercises this right to require that Vivendi Universal Exchangeco redeem any of its Exchangeable Shares, Vivendi Universal Holdings will have an overriding right to purchase all but not less than all of those Exchangeable Shares for consideration per Exchangeable Share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share.

     Vivendi Universal Exchangeco will immediately notify Vivendi Universal Holdings of any redemption request and will provide Vivendi Universal Holdings a copy of the written request. Vivendi Universal Exchangeco will notify the holder if Vivendi Universal Holdings will not be exercising its overriding call right. If Vivendi Universal Holdings notifies Vivendi Universal Exchangeco that it wishes to exercise its overriding call right, which notice must be given within five business days of receipt by Vivendi Universal Holdings of a copy of the redemption request, and the holder does not revoke its request, as described below, Vivendi Universal Holdings will purchase the Exchangeable Shares on the date specified for redemption for the same consideration per Exchangeable Share as on a redemption as described above.

     A holder of Exchangeable Shares may revoke a redemption request, by notice in writing to Vivendi Universal Exchangeco, at any time prior to the close of business on the business day preceding the contemplated date of redemption, in which case the applicable Exchangeable Shares will not be purchased by Vivendi Universal Holdings or redeemed by Vivendi Universal Exchangeco.

     If Vivendi Universal Exchangeco is not permitted by solvency requirements or other provisions of applicable law to redeem all the Exchangeable Shares that a holder demands be redeemed, Vivendi Universal Exchangeco will redeem only that number of Exchangeable Shares of the holder as would not be contrary to those provisions of applicable law. In that event, the holder of Exchangeable Shares will be deemed to have instructed the trustee under the exchange trust agreement to require Vivendi Universal to purchase the Exchangeable Shares not redeemed by Vivendi Universal Exchangeco for consideration per exchangeable share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share.

MANDATORY REDEMPTION BY VIVENDI UNIVERSAL EXCHANGECO

     On the redemption date, as described below, subject to Vivendi Universal Holdings' overriding call right, Vivendi Universal Exchangeco will redeem all the outstanding Exchangeable Shares for consideration per Exchangeable Share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share.

     The "redemption date" is the date established by the board of directors of Vivendi Universal Exchangeco for the redemption by Vivendi Universal Exchangeco of all the outstanding exchangeable shares, which will not be earlier than the thirtieth anniversary of the date that is fourteen days before the effective date of the arrangement (the arrangement became effective on December 8, 2000) unless:

     - the number of outstanding Exchangeable Shares (other than those held by Vivendi Universal and its affiliates) is less than a number equal to 5% of the number of Exchangeable Shares issued in connection with the arrangement (as that number may be adjusted by the board of directors of Vivendi Universal Exchangeco to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares or other specified events), in which case the board of directors of Vivendi Universal Exchangeco may accelerate the redemption date to an earlier date upon at least 60 days' prior written notice to the holders of the Exchangeable Shares and the trustee under the exchange trust agreement;

     - each of the following occurs: (1) a matter arises on which the holders of Exchangeable Shares are entitled to vote as shareholders of Vivendi Universal Exchangeco (other than a matter described in the next bullet point); (2) the board of directors of Vivendi Universal Exchangeco has received an opinion from an internationally recognized investment bank confirming that the economic equivalence of the Exchangeable Shares and the ADSs is maintained after giving effect to the matter, (3) the board of directors of Vivendi Universal Exchangeco has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the matter (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the redemption date) in any other commercially reasonable manner that does not result in the holders of Exchangeable Shares being entitled to vote as shareholders of Vivendi Universal Exchangeco; and (4) the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of the holders of Exchangeable Shares to approve or disapprove, as applicable, the matter, in which case the redemption date will be the business day following the date on which the holders of Exchangeable Shares failed to take the necessary action; or

     - each of the following occurs: (1) a matter arises on which the holders of Exchangeable Shares are entitled to vote as shareholders of Vivendi Universal Exchangeco in order to approve any change to, or in the rights of the holders of, the Exchangeable Shares; (2) the change is necessary to maintain the economic equivalence of the Exchangeable Shares and the ADSs; (3) the board of directors of Vivendi Universal Exchangeco has received an opinion from an internationally recognized investment bank confirming that the economic equivalence of the exchangeable shares and the ADSs is maintained after giving effect to the change; and (4) the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of the holders of Exchangeable Shares to approve or disapprove, as applicable, the change, in which case the redemption date will be the business day following the date on which the holders of Exchangeable Shares failed to take the necessary action.

     Vivendi Universal Holdings will have an overriding right to purchase on the redemption date all the outstanding Exchangeable Shares (other than those held by Vivendi Universal and its affiliates) for consideration per Exchangeable Share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share.

     Vivendi Universal Exchangeco must notify the holders of Exchangeable Shares in writing at least 30 days before redeeming the Exchangeable Shares (or before purchase by Vivendi Universal Holdings pursuant to its overriding call right) on the thirtieth anniversary of the date that is fourteen days before the effective date of arrangement or as described in the first bullet point above. In the case of a redemption described in the second or third bullet points above, Vivendi Universal Exchangeco must give written notice as many days before the redemption date (or the date of purchase by Vivendi Universal Holdings) as its board of directors determines to be reasonably practicable in the circumstances. However, the accidental failure to give notice of a redemption described under the first, second or third bullet points above will not invalidate the redemption.

     The Exchangeable Shares held by a holder will also be automatically redeemed if that holder commences a formal proceeding before a court or regulatory body claiming any economic entitlement as a result of the holder's interest in the Vivendi Universal voting rights accompanying the holder's Exchangeable Shares. In such an event, the redemption date for that holder will be the date on which the holder commences the proceeding.

LIQUIDATION RIGHTS WITH RESPECT TO VIVENDI UNIVERSAL EXCHANGECO

     In the event of the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs:

     - each Exchangeable Share will entitle its holder, subject to applicable law and to Vivendi Universal Holdings' overriding call right, to receive from the assets of Vivendi Universal Exchangeco on a preferential basis to the common shares and to shares ranking junior to the Exchangeable Shares one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share; and

     - Vivendi Universal Holdings will have an overriding right to purchase all of the outstanding Exchangeable Shares (other than those held by Vivendi Universal or its affiliates) for consideration per Exchangeable Share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share.

     In the event Vivendi Universal Exchangeco institutes, consents to or fails to contest in good faith within 30 days any bankruptcy, insolvency or winding up proceedings, admits in writing its inability to pay its debts generally as they become due, takes other specified actions indicating insolvency or fails for solvency reasons to redeem Exchangeable Shares upon being required to redeem such shares by the holder, then each holder of Exchangeable Shares (other than Vivendi Universal and its affiliates) will be entitled to instruct the trustee under an exchange trust agreement with Vivendi Universal and Vivendi Universal Exchangeco to require Vivendi Universal to purchase from the holder any or all of the Exchangeable Shares held by the holder for consideration per Exchangeable Share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share. As soon as practicable after the occurrence of one of the insolvency events described in the preceding sentence, Vivendi Universal Exchangeco and Vivendi Universal will give written notice to the trustee, and as soon as practicable after receiving that notice, the trustee will notify each holder of Exchangeable Shares, advising each holder of its rights described in this paragraph.

LIQUIDATION RIGHTS WITH RESPECT TO VIVENDI UNIVERSAL

     Upon the occurrence of specified events relating to the voluntary or involuntary liquidation, dissolution, winding-up or other distribution of the assets of Vivendi Universal among its shareholders for the purpose of winding up its affairs, Vivendi Universal will be required, without any action by any party, to exchange on the fifth business day before the effective date of the event all the outstanding Exchangeable Shares for consideration per Exchangeable Share consisting of one ADS and an amount in cash equal to the declared and unpaid dividends, if any, on one Exchangeable Share.

ADJUSTMENT TO EXCHANGE RATIO

     The above description of the terms of the Exchangeable Shares assumes that each Exchangeable Share is exchangeable for one ADS. However, if Vivendi Universal issues preferential subscription rights to holders of ADSs entitling them to subscribe for additional ADSs at less than the market price and an economically equivalent distribution is not made on the Exchangeable Shares, then the number of ADSs receivable by a holder of Exchangeable Shares upon such events will be increased according to a formula and the dividend and distribution rights of holders of Exchangeable Shares will be adjusted, in each case, in a manner designed to protect holders of Exchangeable Shares from dilution.

FRACTIONAL VIVENDI UNIVERSAL ADSS

     In the event of any exchange or transfer of Exchangeable Shares for ADSs, including upon the redemption date, an optional redemption at the request of a holder, the insolvency, dissolution or winding-up of Vivendi Universal Exchangeco or Vivendi Universal or the exercise by Vivendi Universal Holdings of any of its overriding call rights, a holder of Exchangeable Shares who would otherwise be entitled to receive a fractional ADS upon the exchange or transfer will only be entitled to receive a cash payment equal to such fractional interest multiplied by the market price of ADSs.

OFFER STATISTICS

     No consideration will be payable upon the exchange of Exchangeable Shares into ADSs.

                           CORPORATE LAW INFORMATION

ORGANIZATIONAL DOCUMENT OF VIVENDI UNIVERSAL

  PURPOSES

     Under Article 2 of our statuts, the corporate purpose of Vivendi Universal is to engage in all media and communications activities and all activities related to the environment, to manage, acquire and sell securities of other companies and to engage in any transactions related to the foregoing purposes.

  DIRECTORS

     Under the French commercial code, each director must be a shareholder of Vivendi Universal. Our statuts provide that a director must own at least 750 shares of Vivendi Universal for as long as he or she serves as a director.

     The French commercial code provides that each director is eligible for reappointment upon the expiration of his or her term of office. Our statuts fix the term of reappointment at four years, provided that no more than one-fifth of the directors may be 70 or older. No individual director may be over 75.

     Under the French commercial code, any transaction directly or indirectly between a company and a member of its board of directors, its officers or one of its shareholders holding more than 5% of voting securities, if any, that cannot be reasonably considered to be in the ordinary course of business of the company or is not at arm's-length, is subject to the board of directors' prior consent. A member of the board of directors may not participate in a vote to consent to a transaction in which he or she is directly or indirectly interested. Any such transaction concluded without the prior consent of the board of directors can be voided if it is harmful to the company. The interested member of the board of directors or officer can be held liable on this basis. The statutory auditor must be informed of the transaction within one month following its conclusion and must prepare a special report to be submitted to the shareholders for approval at their next meeting. In the event the transaction is not ratified by the shareholders at a shareholders meeting, it will remain enforceable by third parties against the company, but the company may in turn hold the interested member of the board of directors and, in some circumstances, the other members of the board of directors, liable for any damages it may suffer as a result. In addition, the transaction may be canceled if it is fraudulent. Moreover, certain transactions between a corporation and a member of its board of directors who is a natural person or its officers, if any, are prohibited under the French commercial code.

     Our directors are not authorized, in the absence of an independent quorum, to vote compensation to themselves or other directors.

ORDINARY AND EXTRAORDINARY MEETINGS

  GENERAL

     In accordance with the French commercial code, there are two types of shareholders general meetings: ordinary and extraordinary.

     Ordinary general meetings of shareholders are required for matters that are not specifically reserved by law to extraordinary general meetings, such as:

     - approving annual financial statements (individual and consolidated);

     - electing, replacing and removing members of the board of directors;

     - appointing independent auditors;

     - declaring dividends or authorizing dividends to be paid in shares; and

     - issuing debt securities.

     Extraordinary general meetings of shareholders are required for approval of matters such as amendments to our statuts, including any amendment required in connection with extraordinary corporate actions.

     Extraordinary corporate actions also include:

     - changing our name or corporate purpose;

     - increasing or decreasing our share capital;

     - creating a new class of equity securities;

     - authorizing the issuance of investment certificates or convertible or exchangeable securities;

     - establishing any other rights to equity securities;

     - selling or transferring substantially all of our assets; and

     - our voluntary liquidation.

  SHAREHOLDERS MEETINGS

     The French commercial code requires our board of directors to convene an annual ordinary general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months of the end of each fiscal year. This period may be extended by an order of the President of the Commercial Court (Tribunal de Commerce). The board of directors may also convene an ordinary or extraordinary meeting of shareholders upon proper notice at any time during the year. If the board of directors fails to convene a shareholders meeting, our independent auditors or a court-appointed agent may call the meeting. Any of the following may request the court to appoint an agent:

     - one or several shareholders holding at least 5% of our share capital;

     - the workers' committee (Comite d'Entreprise) in an emergency;

     - an interested party in an emergency;

     - duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least 2% of the voting rights of Vivendi Universal; or

     - in a bankruptcy, our liquidator or court-appointed agent may also call a shareholders meeting in some instances.

     Shareholders holding more than 50% of our share capital or voting rights may also convene a shareholders meeting after a public offer or a sale of a controlling stake of Vivendi Universal's capital.

  NOTICE OF SHAREHOLDERS MEETINGS

     We must announce general meetings at least 30 days in advance by means of a preliminary notice published in the Bulletin des Annonces Legales Obligatoires (the BALO). The preliminary notice must first be sent to the COB. The COB also recommends that the preliminary notice be published in a financial newspaper of national circulation in France. The preliminary notice must disclose, among other things, the time, date, and place of the meeting, whether the meeting will be ordinary or extraordinary, the agenda, a draft of the resolutions to be submitted to the shareholders, a description of the procedures which holders of bearer shares must follow to attend the meeting, the procedure for voting by mail, and a statement informing the shareholders that they may propose additional resolutions to the board of directors within ten days of the publication of the notice.

     We must send a final notice containing the agenda and other information about the meeting at least 15 days prior to the meeting or at least six days prior to the resumption of any meeting adjourned for lack of a quorum. The final notice must be sent by mail to all registered shareholders who have held shares for more than one month prior to the date of the preliminary notice. The final notice must also be published in the BALO and in a newspaper authorized to publish legal announcements in the local administrative department in which we are registered, with prior notice having been given to the COB.

     In general, shareholders can take action at shareholders meetings only on matters listed in the agenda for the meeting. One exception to this rule is that shareholders may take action with respect to the dismissal of members of the board of directors and various other matters regardless of whether these actions are on the agenda. Additional resolutions to be submitted for approval by the shareholders at the meeting may be proposed to the board of directors (within ten days of the publication of the preliminary notice in the BALO) by:

     - one or several shareholders holding a specified percentage of shares (currently 0.5%); or

     - duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least a specified percentage of Vivendi Universal's voting rights (currently 1%).

     The board of directors must submit properly proposed resolutions to a vote of the shareholders.

     Before a meeting of shareholders, any shareholder may submit written questions to the board of directors relating to the agenda for the meeting. The management board must respond to these questions during the meeting.

  ATTENDANCE AND VOTING AT SHAREHOLDERS MEETINGS

     Each share confers on the shareholder the right to cast one vote, subject to certain limited exceptions under our statuts. Shareholders may attend ordinary meetings and extraordinary meetings and exercise their voting rights subject to the conditions specified in the French commercial code and our statuts. There is no requirement that shareholders have a minimum number of shares in order to attend or to be represented at an ordinary or extraordinary general meeting.

     To participate in any general meeting, a holder of shares held in registered form must have shares registered in his or her name in a shareholder account maintained by Vivendi Universal or on its behalf by an agent appointed by Vivendi Universal at the latest at 3:00 pm (Paris time) on the day preceding the meeting. A holder of bearer shares must obtain a certificate from the accredited intermediary with whom the holder has deposited his or her shares. This certificate must indicate the number of bearer shares the holder owns and must state that these shares are not transferable until the time fixed for the meeting. The holder must deposit this certificate at the place specified in the notice of the meeting at the latest at 3:00 pm (Paris time) on the day preceding the meeting.

  PROXIES AND VOTES BY MAIL

     In general, all shareholders who have properly registered their shares or duly presented a certificate from their accredited financial intermediary may participate in general meetings. Shareholders may participate in general meetings either in person or by proxy. Shareholders may vote in person, by proxy or by mail. Upon decision of the board of directors specified in the notice of meeting, shareholders may also vote by Internet.

     Proxies will be sent to any shareholder on request. To be counted, those proxies must be received at Vivendi Universal's registered office, or at any other address indicated on the notice convening the meeting, prior to the date of the meeting. A shareholder may grant proxies to his or her spouse or to another shareholder. A shareholder that is a corporation may grant proxies to a legal representative. Alternatively, the shareholder may send a blank proxy without nominating any representative. In this case, the chairman of the meeting will vote those blank proxies in favor of all resolutions proposed by the board of directors and against all others.

     With respect to votes by mail, we are required to send shareholders a voting form. The completed form must be returned to Vivendi Universal at least three days prior to the date of the shareholders meeting.

  QUORUM

     The French commercial code requires that 25% of the shares entitled to voting rights must be represented by shareholders present in person or voting by mail or by proxy to fulfill the quorum requirement for:

     - an ordinary general meeting; or

     - an extraordinary general meeting where an increase in Vivendi Universal's share capital is proposed through incorporation of reserves, profits or share premium.

     The quorum requirement is one-third of the shares entitled to voting rights, on the same basis, for any other extraordinary general meeting.

     If a quorum is not present at a meeting, the meeting is adjourned. When an adjourned meeting is resumed, there is no quorum requirement for an ordinary meeting or for an extraordinary general meeting where an increase in Vivendi Universal's share capital is proposed through incorporation of reserves, profits or share premium. However, only questions that are on the agenda of the adjourned meeting may be discussed and voted upon. In the case of any other reconvened extraordinary general meeting, shareholders representing at least 25% of outstanding voting rights must be present in person or vote through mail or proxy for a quorum. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. Any deliberation by the shareholders that takes place without a quorum is void.

  MAJORITY

     A simple majority of shareholders may pass any resolution on matters required to be considered at an ordinary general meeting, or concerning a capital increase by incorporation of reserves, profits or share premium at an extraordinary general meeting. At any other extraordinary general meeting, a minimum two-thirds majority of the shareholder votes cast is required.

     A unanimous shareholder vote is required to increase liabilities of shareholders.

     Abstention from voting by those present or those represented by proxy or voting mail is counted as a vote against the resolution submitted to the shareholder vote.

     In general, a shareholder is entitled to one vote per share at any general meeting. Under the French commercial code, shares of a company held by entities controlled directly or indirectly by that company are not entitled to voting rights and are not counted for quorum purposes.

LIMITATIONS ON RIGHT TO OWN SECURITIES

     Neither French law nor our statuts contain any provision that limits the right to own Vivendi Universal's securities or limits the rights of shareholders, including non-resident or foreign shareholders, to hold or exercise voting rights associated with those securities, except as described below under "-- Anti-Takeover Provisions."

ANTI-TAKEOVER PROVISIONS

     Our statuts provide that any person or group that fails to notify the company within 15 days of acquiring or disposing of 0.5% or any multiple of 0.5% of our ordinary shares may be deprived of voting rights for shares in excess of the unreported fraction. Vivendi Universal's statuts also adjust the voting rights of shareholders who own (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer) in excess of 2% of the total voting power of Vivendi Universal through the application of a formula designed to limit the voting power of these shareholders to that which they would possess if 100% of the shareholders were present at the meeting at which the vote in question takes place. This last provision is not applicable to any shareholders meeting where a quorum of 60% or more is present.

ANTI-TAKEOVER EFFECTS OF APPLICABLE LAWS AND REGULATIONS

     In addition, the French commercial code provides that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, one-third, 50% or two-thirds of the outstanding shares or voting rights of a listed company in France, such as Vivendi Universal, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify Vivendi Universal within 15 calendar days of the date it crosses such thresholds of the number of shares it holds and their voting rights. The individual or entity must also notify the Conseil des Marches Financiers (CMF) within five trading days of the date it crosses these thresholds.

     The French New Economic Regulation Act has also imposed the notification to the CMF of any agreement which provides preferential conditions of acquisition or divestiture of shares representing 0.5% or more of the share capital or voting securities, failing which such provision will be unenforceable during the course of a tender offer.

     French law (including COB regulations) impose additional reporting requirements on persons who acquire more than 10% or 20% of the outstanding shares or voting rights of a listed company. These persons must file a report with the company, the COB and the CMF within fifteen days of the date they cross the threshold. In the report, the acquirer must specify its intentions for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of the company in question or to nominate candidates for the board of directors. The CMF makes the notice public. The acquirer must also publish a press release stating its intentions in a financial newspaper of national circulation in France. The acquirer may amend its stated intentions, provided that it does soon the basis of significant changes in its own situation or that of its shareholders. Upon any change of intention, it must file a new report.

     Under CMF regulations, and subject to limited exemptions granted by the CMF, any person or persons acting in concert that own in excess of one-third of the share capital or voting rights of a French listed company must initiate a public tender offer for the balance of the share capital of such company.

     To permit holders to give the required notice, Vivendi Universal is required to publish in the BALO no later than 15 calendar days after the annual ordinary general meeting of shareholders information with respect to the total number of voting rights outstanding as of the date of such meeting. In addition, if the number of outstanding voting rights changes by 5% or more between two annual ordinary general meetings, Vivendi Universal is required to publish in the BALO, within 15 calendar days of such change, the number of voting rights outstanding and provide the CMF with written notice of such information. The CMF publishes the total number of voting rights so notified by all listed companies in a weekly notice (avis), noting the date each such number was last updated.

     If any shareholder fails to comply with the notification requirement described above, the shares or voting rights in excess of the relevant threshold will be deprived of voting rights for all shareholders meetings until the end of a two-year period following the date on which such shareholder complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Commercial Court at the request of the chairman, any shareholder or the COB, and may be subject to a fine.

VIVENDI UNIVERSAL ORDINARY SHARES

  VOTING RIGHTS

     In general, each Vivendi Universal ordinary share carries the right to cast one vote in shareholder elections. However, our statuts adjust the voting rights of shareholders who own in excess of 2% of the total voting power of Vivendi Universal through the application of a formula designed to limit the voting power of
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

those shareholders to that which they would possess if 100% of the shareholders were present at the meeting at which the vote in question takes place. See above "-- Anti-Takeover Provisions." This provision is not applicable to any shareholders meeting where a quorum of 60% or more is present.

  LIQUIDATION RIGHTS

     If Vivendi Universal is liquidated, any assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of its shares. Any surplus will be distributed pro rata among shareholders in proportion to the nominal value of their shareholdings.

  PRE-EMPTIVE RIGHTS

     Under the French commercial code, if we issue additional shares, or any equity securities or other specific kinds of additional securities carrying a right, directly or indirectly, to purchase equity securities issued by us for cash, current shareholders will have pre-emptive rights on these securities on a pro rata basis. These pre-emptive rights will require Vivendi Universal to give priority treatment to those shareholders over other persons wishing to subscribe for the securities. The rights entitle the individual or entity that holds them to subscribe to an issue of any securities that may increase our share capital by means of a cash payment or a set-off of cash debts. Pre-emptive rights are transferable during the subscription period relating to a particular offering. These rights may also be listed on the Euronext Paris SA.

     A two-thirds majority of our ordinary shares entitled to vote at an extraordinary general meeting may vote to waive pre-emptive rights with respect to any particular offering. French law requires a company's board of directors and independent auditors to present reports that specifically address any proposal to waive pre-emptive rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by French law. The shareholders may also decide at an extraordinary general meeting to give the existing shareholders a non-transferable priority right to subscribe for the new securities during a limited period of time. Shareholders may also waive their own pre-emptive rights with respect to any particular offering.

  AMENDMENTS TO RIGHTS OF HOLDERS

     The rights of holders of our ordinary shares can be amended only by action of an extraordinary general meeting. Pursuant to French law, in some cases where an amendment would increase shareholders obligations, a special majority is required for approval. Depending on the type of amendment proposed, the required special majority may be two-thirds, three-quarters or unanimity of the voting shares. Consistent with French law, the Vivendi Universal statuts require a quorum of one-third of the voting shares for an extraordinary general meeting.

DIVIDENDS

     We may only pay dividends out of our "distributable profits," plus any amounts held in our reserve that the shareholders decide to make available for distribution. These amounts may not include those that are specifically required to be held in reserve by French law or under our statuts. Distributable profits consist of the unconsolidated statutory net profit we generate in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts made pursuant to law or our statuts. This restriction on the payment of dividends also applies to each of our French subsidiaries on an unconsolidated basis.

  LEGAL RESERVE

     The French commercial code provides that societes anonymes such as our company must allocate 5% of their unconsolidated statutory net profit each year to their legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the issued and outstanding share capital. As of December 31, 2002, the legal reserve amounted to 82.16 million euros. The legal reserve of any company subject to this requirement may be distributed to shareholders only upon liquidation of the company.

  APPROVAL OF DIVIDENDS

     Under the French commercial code, the board may propose a dividend for approval by the shareholders at the annual general meeting of shareholders. If we have earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by our auditors, the board may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement. The board exercises this authority subject to French law and regulations and may do so without obtaining shareholder approval, unless such distribution is comprised of shares.

  DISTRIBUTION OF DIVIDENDS

     Dividends are distributed to shareholders pro rata. Outstanding dividends are payable to shareholders on the date of the shareholders meeting at which the distribution of dividends is approved. In the case of interim dividends, distributions are made to shareholders on the date of the management board meeting at which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders in an ordinary general meeting (or by the board of directors in the absence of such a decision by the shareholders).

  TIMING OF PAYMENT

     According to the French commercial code, we must pay any dividends within nine months of the end of our fiscal year unless otherwise authorized by court order. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French State.

CERTAIN DIFFERENCES BETWEEN FRENCH AND CANADIAN LAW

  BOARD OF DIRECTORS

  Canada

     Under the Canada Business Corporations Act ("CBCA"), directors may be elected for a term expiring not later than the third annual meeting of shareholders following their election. If no term is specified, a director's term expires at the next annual meeting of shareholders. A director may be nominated for reelection to the board of directors at the end of the director's term.

  France

     Under the French commercial code, each director must be a shareholder of the corporation. The French commercial code provides that each director is eligible for reappointment upon the expiration of his or her term of office.

  ELECTION AND REMOVAL OF DIRECTORS

  Canada

     Shareholders of a corporation governed by the CBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the CBCA, shareholders may remove any director before the expiration of his or her term of office and may elect any qualified person in such director's stead for the remainder of such term by a resolution passed by a majority of the votes cast at a meeting of shareholders called for that purpose. Under the CBCA, vacancies that exist on the board of directors may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors must call a meeting of shareholders to fill the vacancy.

  France

     Under the French commercial code, removal of members of the board of directors will not subject the company to liability unless the removed director shows that his or her removal was done in an injurious or vexatious manner. As required by the French commercial code, in the case of a vacancy resulting from the resignation or death of a member of the board of directors, the remaining members may fill the vacancy by appointing a new member of the board, subject to ratification by the shareholders at the next ordinary general meeting. The employee-shareholder representative on the board of directors loses his or her office in the case of a termination of his or her employment agreement or, as the case may be, if he or she ceases to be a shareholder. The vacancy of the employee-shareholder representative may be filled by the board of directors subject to ratification by the shareholders.

  SHAREHOLDER NOMINATIONS

  Canada

     Any shareholder of a corporation governed by the CBCA may make nominations at a shareholder meeting for the election of directors. Subject to certain limitations in the CBCA, such a nomination may be made as a shareholder proposal that is included in the corporation's proxy material if the proposal is signed by holders of not less than 5% of the shares of any class entitled to vote at the meeting to which the proposal is presented. Shareholders that provide their own proxy materials may also independently solicit proxies for the election to the board of directors of nominees other than those presented by management.

  France

     Under the French commercial code, shareholders can nominate individuals for election to a company's board of directors at an ordinary general shareholders' meeting if the election of directors is part of the agenda for the shareholders' meeting. However, under the French commercial code, shareholders cannot elect a new director at an ordinary general shareholders' meeting if the agenda for the meeting does not include the election of directors, unless such nomination is necessary to fill a vacancy due to the previous removal of a director. In any case, the nomination must contain the name, age, professional references and professional activity of the nominee for the past five years, if any, the occupation within the company as well as the number of the company's shares owned by such candidate, if any. This information must be made available to shareholders by the company's board of directors no less than 15 days before the meeting. If the agenda for the shareholders' meeting includes the election of members of the board of directors, any shareholder may nominate a candidate for election to the board at the shareholders' meeting, even if the shareholder has not followed established nomination procedures.

  SHAREHOLDERS' MEETINGS AND QUORUM

  Canada

     Under the CBCA, directors of a corporation must call an annual meeting not later than 18 months after the corporation comes into existence and thereafter not later than 15 months after the last preceding annual meeting, but no later than six months after the corporation's preceding financial year.

     The CBCA provides that a board of directors may call special shareholder meetings at any time and must call such a meeting at the request of holders of not less than 5% of the issued shares of the corporation that carry the right to vote at the meeting sought. If the board of directors fails to call a properly requested meeting within 21 days after receiving the request, any shareholder who signed the request may call the meeting.

     All shareholders' meetings must be held in Canada, unless a place outside Canada is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at a place outside Canada. Notice of the time and place of a meeting must be sent not less than 21 nor more than 50 days before the meeting to each shareholder entitled to vote at the meeting, each director of the corporation and the corporation's auditors. On the application of a director or a shareholder entitled to vote at a meeting, a court may order a shareholder meeting to be held.

  France

     See "-- Organizational Document of Vivendi Universal -- Ordinary and Extraordinary Meetings."

  PAYMENT OF DIVIDENDS

  Canada

     Under the CBCA, holders of a class of shares of a corporation have, subject to the rights, privileges, restrictions and conditions attaching to that class, the right to receive dividends if, as and when declared by the corporation's board of directors. A corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that:

     - the corporation is or would be, after the payment, unable to pay its liabilities as they become due; or

     - the realizable value of the corporation's assets would, as a result of the dividend, be less than the aggregate of its liabilities and the stated capital of all classes.

  France

     See "-- Dividends."

  PRE-EMPTIVE RIGHTS

  Canada

     Under the CBCA, if a corporation's articles so provides, no shares of a class may be issued, except in limited circumstances, unless the shares have first been offered to shareholders holding shares of that class on a pro rata basis, at such price and on such terms as those shares are to be offered to others.

  France

     See "-- Description of Vivendi Universal Ordinary Shares -- Pre-emptive Rights."

  TAKE-OVER BIDS AND COMPULSORY ACQUISITION OF SHARES, ANTI-TAKEOVER PROVISIONS

  Canada

     If a share acquisition constitutes a "take-over bid" and is not otherwise exempt, it must be made to all holders of the relevant class by way of a formal offer and offering circular in the form prescribed under Canadian securities legislation. For these purposes, a "take-over bid" includes any offer to a Canadian resident to acquire a number of voting securities which, when added to the existing holdings of the offeror and its joint actors, would constitute 20% or more of that class of securities. The bid must remain open for a period of 35 days and, if the consideration offered under the bid includes shares, the bid documents must contain a prospectus-like disclosure with respect to the issuer of the shares. There are several exemptions under which an offer that constitutes a "take-over bid" may be made on an "exempt basis"; that is, without that offer having to be extended to all security holders. The most frequently used exemptions are:

     - the private purchase exemption, which permits acquisitions of any number of securities in private agreements with not more than 5 persons or companies if the value of the consideration does not exceed 115% of the market price of the class of securities at the date of purchase; and

     - normal course purchases in any 12-month period through the facilities of a stock exchange of up to 5% of the class of securities outstanding at the commencement of such period at prices not in excess of the market price at the date of acquisition.

     Under the CBCA, if, within 120 days of a take-over bid, the holders of not less than 90% of the shares of any class, excluding shares held by or on behalf of the offeror, accept the take-over bid of that offeror, the offeror is entitled to acquire the remaining shares of that class. The holders of the shares not tendered to the take-over bid may elect to transfer the shares to the offeror on the terms of the take-over bid or to demand payment for the fair value of those shares.

     The securities laws and policies of certain Canadian provinces regulate take-over bids and related transactions involving Canadian public companies, including bids for securities of a corporation by its insiders, bids by a corporation to acquire its own securities, going private transactions in which the interests of shareholders would be terminated in certain circumstances and transactions between a corporation and persons related to the corporation. Depending on the circumstances, these laws and policies seek to enhance minority shareholder protections by providing for such things as independent valuations, approval by a majority of the minority shareholders concerned and enhanced disclosure, and by recommending the use of independent directors to review those matters.

  France

     See "-- Organizational Document of Vivendi Universal -- Anti-Takeover Effects of Applicable Law and Regulations."

  TRANSACTIONS WITH INTERESTED DIRECTORS AND OFFICERS

  Canada

     Under the CBCA, material contracts or transactions in which a director or officer has an interest are not invalid because of that interest and the director or officer is not accountable to the corporation or its shareholders for any profit realized from the contract or transaction, provided that (i) the director or officer who is party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors the nature and extent of his or her interest; (ii) the director generally does not vote on any resolution to approve the contract or transaction, except in certain limited instances; (iii) the directors approved the contract or transaction; and (iv) the contract or transaction was fair and reasonable to the corporation at the time it was approved. If the above conditions are not met, the CBCA provides in certain instances a mechanism whereby contracts may be approved or confirmed by shareholders provided certain conditions are satisfied.

     Where a contract or transaction is proposed that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of the interest promptly after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

  France

     See "-- Organizational Document of Vivendi Universal -- Directors."

EXCHANGE CONTROLS

     The French commercial code currently does not limit the right of nonresidents of France or non-French persons to own and vote shares. However, nonresidents of France must file an administrative notice with French authorities in connection with the acquisition of a controlling interest in our company. Under existing administrative rulings, ownership of 20% or more of our share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in some circumstances depending upon factors such as:

     - the acquiring party's intentions; and

     - the acquiring party's ability to elect directors, and financial reliance by us on the acquiring party.

     French exchange control regulations currently do not limit the amount of payments that we may remit to nonresidents of France. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a nonresident be handled by an accredited intermediary. In France, all registered banks and most credit establishments are accredited intermediaries.

                                TAX INFORMATION

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS OF REDEEMING OR EXCHANGING EXCHANGEABLE SHARES AND OF HOLDING ADSS

     The summary that follows sets out the material consequences under the Income Tax Act (Canada), (the "Canadian Tax Act"), that will generally apply (i) upon the redemption or exchange of Exchangeable Shares for ADSs or (ii) by reason of holding ADSs, to a holder of Exchangeable Shares or ADSs respectively who, for purposes of Canadian Tax Act at all relevant times:

     - holds the Exchangeable Shares and ADSs as "capital property";

     - deals "at arm's length" with, and is not "affiliated" with, any of Vivendi Universal Canada, Vivendi Universal, Vivendi Universal Holdings or Vivendi Universal Exchangeco and in respect of whom Vivendi Universal is not a "foreign affiliate"; and

     - is a resident of Canada

     and constitutes an opinion of Blake, Cassels & Graydon LLP.

     This summary does not consider and no opinion is given as to the consequences under the Canadian Tax Act or otherwise of acquiring, holding or disposing of Exchangeable Shares except by way of redemption or exchange for ADSs.

     This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Customs and Revenue Agency (CCRA) prior to the date of this prospectus and specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to the date of this prospectus (referred to as the tax proposals). No assurances can be given that the tax proposals will be enacted in the form announced or at all.

     This summary does not take into account or anticipate any changes in law or administrative practice, other than the tax proposals, nor does it take into account provincial or territorial taxes in Canada or taxes of countries other than Canada. For purposes of this summary, unless otherwise defined, terms which appear in quotation marks have the meanings given to them by the relevant provisions of the Canadian Tax Act or the tax proposals.

     THIS DISCUSSION IS A GENERAL DESCRIPTION OF THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS IN CONNECTION WITH THE REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES OR THE HOLDING OF THE ADSS AND DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS CONSEQUENCES WHICH MAY BE PARTICULAR TO YOU UNDER PROVISIONS OF CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR CONSEQUENCES TO YOU OF THE REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES OR HOLDING THE ADSS.

     For purposes of the Canadian Tax Act, all amounts relating to ADSs must be expressed in Canadian dollars. Amounts denominated in euros or U.S. dollars must be converted into Canadian dollars based on the euro or U.S. dollar exchange rate generally prevailing at the time such amounts arise.

     In preparing this summary, it has been assumed that the obligations set out in the documents governing the ADSs will be carried out as described in those documents. Based on this assumption, holders of ADSs will be treated as the owners of Ordinary Shares represented by those ADSs.

  REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

     The tax treatment of amounts received on a disposition of Exchangeable Shares depends on whether they are disposed of to Vivendi Universal Exchangeco or another person. On a disposition of Exchangeable Shares to Vivendi Universal Exchangeco (i.e., on a retraction or redemption of those shares), a Canadian resident will generally be considered to:

     - realize a deemed dividend equal to the amount by which the proceeds of disposition received from Vivendi Universal Exchangeco (i.e., the fair market value at the time of disposition of the ADSs received and any cash in lieu of a fractional ADS, plus any amount received in respect of unpaid dividends) exceed the "paid-up capital" of those Exchangeable Shares at that time;

     - realize a capital gain (or capital loss), equal to the amount by which the proceeds of disposition described above, less the deemed dividend described above, exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of those Exchangeable Shares determined immediately before the disposition, and (2) any reasonable costs of disposition; and

     - acquire those ADSs, at a cost equal to their fair market value at that time (which cost is averaged with the "adjusted cost base" of any other ADSs, held by the Canadian resident as "capital property" at that time).

     For a description of the tax treatment of dividends, see "-- Dividends on Exchangeable Shares." In the case of a Canadian resident that is a corporation, in some cases, the deemed dividend may be considered not to be a dividend, but rather proceeds of disposition. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

     On a disposition of Exchangeable Shares to Vivendi Universal Holdings (i.e., on the exercise by Vivendi Universal Holdings of any of the call rights) or Vivendi Universal (i.e., on the exercise of the exchange rights), subject to the comments under "-- Economic Statement of October 18, 2000," a Canadian resident will be considered to:

     - dispose of those Exchangeable Shares for proceeds of disposition equal to the fair market value determined at the time of disposition of the ADSs received on the exchange and any cash in lieu of a fractional Vivendi Universal ADS plus any amount received from Vivendi Universal or Vivendi Universal Holdings equal to the amount of declared and unpaid dividends on the Exchangeable Shares, unless this latter amount is required to be included in computing income as a dividend;

     - realize a capital gain (or capital loss) equal to the amount by which those proceeds of disposition exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of the Exchangeable Shares determined immediately before the disposition, and (2) any reasonable costs of disposition; and

     - acquire those ADSs, at a cost equal to their fair market value at that time (which cost is averaged with the "adjusted cost base" of any other ADSs, held by the Canadian resident as "capital property" at that time).

     Because of certain call rights and the exchange rights, a holder of Exchangeable Shares cannot control whether the shares will be acquired by Vivendi Universal Exchangeco (by way of retraction or redemption) or by Vivendi Universal Holdings or Vivendi Universal (by the way of a purchase). As outlined above, the income tax consequences of a retraction or redemption differ significantly from those of a purchase. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

  ECONOMIC STATEMENT OF OCTOBER 18, 2000

     In the Economic Statement released on October 18, 2000, the Canadian Minister of Finance announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchange could occur but rather indicated that these rules would be developed in consultation with the private sector. The Minister's statement indicated that any such rule would not be effective before the public release of draft legislation including such rule. It is possible that the draft legislation, once released, might permit the exchange of Exchangeable Shares for ADSs to occur on a tax-deferred basis. However, until such rule is developed and released, it is not possible to state whether it would apply to such exchange. Holders of Exchangeable Shares should consult their own tax advisors once the draft legislation is released to determine how it might apply in their particular circumstances, if at all.

  DIVIDENDS ON ADSS

     Dividends on ADSs (and any avoir fiscal (a French tax credit that is described under "-- French Tax Considerations of Holding and Disposing of Vivendi Universal Shares")), including the amount of taxes withheld therefrom, are included in the Canadian resident's income when received and are not eligible for:

     - the gross-up and dividend tax credit, in the case of recipients who are "individuals"; or

     - the deduction in computing taxable income, in the case of recipients that are corporations;

in each case, as described under "-- Dividends on Exchangeable Shares." A "Canadian-controlled private corporation" may be liable to pay a refundable tax of 6 2/3% on such amounts. French withholding tax on such amounts may be credited against the Canadian resident's income tax payable or deducted from income subject to limitations in the Canadian Tax Act. See "-- French Tax Considerations of Holding and Disposing of Vivendi Universal Ordinary Shares."

  DISPOSITION OF ADSS

     On a disposition of ADSs, a Canadian resident will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of those ADSs, and (2) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see
"-- Capital Gains and Capital Losses."

  DIVIDENDS ON EXCHANGEABLE SHARES

     For purposes of the discussion below, dividends generally include deemed dividends under the Canadian Tax Act.

     Dividends on Exchangeable Shares received by an "individual" (including most trusts) are included in computing the individual's income when received and are generally subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a corporation resident in Canada.

     Subject to the discussion below as to the denial of the dividend received deduction, in the case of a Canadian resident that is a corporation, other than a "specified financial institution," dividends received on the Exchangeable Shares will be included in computing income and will generally be deductible in computing taxable income. In the case of a Canadian resident that is a "specified financial institution," a dividend will be deductible in computing taxable income only if either: (1) the "specified financial institution" did not acquire the Exchangeable Shares in the ordinary course of the business carried on by it, or (2) at the time of the receipt of the dividend, the Exchangeable Shares are listed on a "prescribed stock exchange in Canada" (which includes the Toronto Stock Exchange) and the "specified financial institution," either alone or together with persons with whom it does not deal at arm's length, does not receive dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     Based on the assumption that Vivendi Universal is a "specified financial institution" when a dividend is paid on an Exchangeable Share, then subject to the exemption described below, dividends received by a Canadian resident that is a corporation will be included in computing income but will not be deductible in computing taxable income. This denial of the dividend deduction will not however apply if, at the time a dividend is received, the Exchangeable Shares are listed on a "prescribed stock exchange" (which includes the Toronto Stock Exchange), Vivendi Universal is "related" to Vivendi Universal Exchangeco (as it is now) and dividends are not paid to the recipient (together with persons with whom the recipient does not deal at arm's length, or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     A "private corporation" or a "subject corporation" may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/2% on dividends received on Exchangeable Shares to the extent they are deductible in computing taxable income. A "Canadian-controlled private corporation" may be liable to pay an additional refundable tax of 6 2/3% on dividends. received on Exchangeable Shares to the extent they are not deductible in computing taxable income. Dividends received on the Exchangeable Shares will not be subject to the 10% tax under Part IV. 1 of the Canadian Tax Act.

  CAPITAL GAINS AND CAPITAL LOSSES

     One-half of any capital gain (the "taxable capital gain") is generally required to be included in the Canadian resident's income for the taxation year of disposition, and one-half of any capital loss (the "allowable capital loss") may generally be deducted against the Canadian resident's "taxable capital gains" for the taxation year of disposition in accordance with the detailed provisions of the Canadian Tax Act. "Allowable capital losses" in excess of "taxable capital gains" in a particular taxation year can generally be deducted against the net "taxable capital gains" of the three immediately prior taxation years or any later taxation year, subject to certain limitations in the Canadian Tax Act, including certain transitional rules.

     When an "individual" (other than certain trusts) realizes a capital gain, alternative minimum tax may arise, depending on the "individual's" particular circumstances. A "Canadian-controlled private corporation" may be liable to pay an additional refundable tax of 6 2/3% on "taxable capital gains."

     The amount of any capital loss realized by a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received on that share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or trust.

  FOREIGN INVESTMENT ENTITY PROPOSED LEGISLATION

     On October 11, 2002 the Canadian federal Minister of Finance tabled in the House of Commons, a Notice of Ways and Means Motion to amend the Canadian Tax Act with respect to the taxation of "participating interests" in a "foreign investment entity" (the "Draft Legislation"). The Draft Legislation, if enacted in its current form, will result in significant adverse changes, effective for taxation years of a holder that begin after 2002, in the Canadian income tax consequences of holding shares or rights to acquire shares of a non-resident entity, which is classified as a "foreign investment entity" unless the holder's interest is an "exempt interest" within the meaning of the Draft Legislation. Under the Draft Legislation, ADSs should be "exempt interests" to a holder provided that (1) the ADSs and Ordinary Shares are listed on a "prescribed stock exchange" and are "widely held and actively traded" throughout the period that the holder holds the ADSs, (2) Vivendi Universal is a resident of France and (3) there is a "prescribed stock exchange" in France, unless it is reasonable to conclude that the holder had a "tax avoidance motive" for the acquisition of the ADSs, all within the meaning of the Draft Legislation. No assurances can be given that the Draft Legislation will be implemented in its current form or at all. Canadian residents should consult with their own tax advisors regarding the possible application of these proposed rules to them.

  ELIGIBILITY FOR INVESTMENT IN CANADA OF THE ADSS

     ADSs would, if issued on the date of this prospectus, be "qualified investments" for trusts governed by "registered retirement savings plans," "registered retirement income funds," "deferred profit sharing plans" or "registered education savings plans," provided that the underlying Ordinary Shares are, at all relevant times, listed on a "prescribed stock exchange" for purposes of the relevant provisions of the Canadian Tax Act (which includes the Paris stock exchange).

     ADSs will be "foreign property." Trusts governed by "registered pension plans," "registered retirement savings plans," "registered retirement income funds" or "deferred profit sharing plans" and certain other persons described in
Part XI of the Canadian Tax Act are subject to a penalty tax on the "cost amount" of "foreign property" that they own in excess of certain limits. Under the current provisions of the Canadian Tax Act, the general limit is 30% of the "cost amount" of all property owned after the year 2000. The penalty tax is imposed at a rate of 1% per month of the "cost amount" of the excess "foreign property."

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF HOLDING AND DISPOSING OF VIVENDI UNIVERSAL ORDINARY SHARES

     The summary that follows sets out the material U.S. federal income tax considerations of holding and disposing of Vivendi Universal ordinary shares under the Internal Revenue Code of 1986, as amended (the "Code"), which will generally apply to U.S. holders of Vivendi Universal ordinary shares.

     For purposes of this discussion, a U.S. holder means a holder of Vivendi Universal ordinary shares that is a beneficial owner of the shares and that is for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

     - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - an estate that is subject to U.S. federal income tax on its income regardless of its source.

     A non-U.S. holder is a holder of Vivendi Universal shares that is not a U.S. holder. If a partnership holds Vivendi Universal ordinary shares, the consequences to a partner generally will depend upon the activities of the partnership and the status of the partner. A partner of a partnership that will hold Vivendi Universal ordinary shares should consult its tax advisor.

     This discussion is based upon the Code, U.S. Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion summarizes the U.S. federal income tax consequences to holders who hold their ordinary shares or ADSs as a capital asset within the meaning of Section 1221 of the Code and who are not insurance companies, tax-exempt organizations, dealers in securities and foreign currency, banks or trusts, persons that hold their ordinary shares or ADSs as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, persons subject to alternative minimum tax, investors in pass-through entities, shareholders who acquired their ordinary shares through the exercise of options or otherwise as compensation or through a tax qualified retirement plan, or holders of options granted under any benefit plan.

  U.S. HOLDERS OF VIVENDI UNIVERSAL ORDINARY SHARES

     This section is based in part upon the assumption that each obligation in the amended and restated deposit agreement among Vivendi Universal, The Bank of New York and all owners of ADSs issued under the original deposit agreement, and any related agreement, will be performed in accordance with its terms. Based on this assumption, a U.S. holder who holds ADSs will be treated as the owner of the Vivendi Universal ordinary shares represented by those ADSs. As a consequence, exchanges of Vivendi Universal ordinary shares for ADSs, and ADSs for Vivendi Universal ordinary shares, generally will not be subject to U.S. federal income tax.

  DIVIDENDS ON VIVENDI UNIVERSAL ORDINARY SHARES

     A U.S. holder of Vivendi Universal ordinary shares must include in gross income the gross amount of any dividend paid by Vivendi Universal out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), including any avoir fiscal, precompte or French tax withheld (in each case, see discussion under "-- French Tax Considerations of Holding and Disposing of Vivendi Universal Shares").

In the case of ADSs, the dividend is ordinary income that must be included in income when the depositary for Vivendi Universal ordinary shares receives the dividend, actually or constructively. Any distribution in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital that reduces the tax basis in the U.S. holder's Vivendi Universal ordinary shares and any remaining amount will be treated as capital gain from the sale or exchange of Vivendi Universal ordinary shares.

     The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that must be included in income by a U.S. holder will be the U.S. dollar value of the payments made, determined at the spot rate of exchange on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss. This exchange gain or loss generally will be income from sources within the U.S. for foreign tax credit limitation purposes.

     Subject to certain limitations, any French tax withheld and paid over to France (including any tax withheld from an avoir fiscal) will be creditable against a U.S. holder's U.S. federal income tax liability. Dividends will be income from sources outside the United States, but generally will be classified as "passive income" or "financial services income," which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder. A U.S. holder may also elect to deduct, rather than credit, any French tax withheld.

  DISPOSITION OF VIVENDI UNIVERSAL ORDINARY SHARES

     When a U.S. holder sells or otherwise disposes of Vivendi Universal ordinary shares in a taxable transaction, that U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder's tax basis, determined in U.S. dollars, in those Vivendi Universal ordinary shares. This gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes.

  PASSIVE FOREIGN INVESTMENT COMPANY RULES

     We believe that we will not be treated as a passive foreign investment company ("PFIC"), for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, an actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. We will be a PFIC for any taxable year in which either:

     - 75% or more of our gross income is passive income; or

     - our assets that produce passive income or that are held for the production of passive income amount to at least 50% of the value of our total assets on average.

     For purposes of this test, we will be treated as directly owning our proportionate share of the assets, and directly receiving our proportionate share of the gross income, of each corporation in which we own, directly or indirectly, at least 25% of the value of the shares of such corporation.

     If we were to become a PFIC, the tax applicable to distributions on our ordinary shares or ADSs and any gains you realize when you dispose of our ordinary shares or ADSs may be less favorable to you. You should consult your own tax advisors regarding the PFIC rules and their effect on you if you purchase our ordinary shares or ADSs.

  NON-U.S. HOLDERS OF VIVENDI UNIVERSAL ORDINARY SHARES

  Dividends on Vivendi Universal Ordinary Shares

     Dividends paid to a non-U.S. holder of our ordinary shares generally will not be subject to U.S. federal income tax or withholding tax unless such dividend income is effectively connected with the conduct of a trade or business within the United States.

  Dispositions of Vivendi Universal Ordinary Shares

     Gain recognized on a non-U.S. holder's sale or other taxable disposition of our ordinary shares generally will not be subject to U.S. federal income tax or withholding tax unless (1) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, (2) in the case of an individual, the non-U.S. holder has been present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition and certain other conditions are satisfied or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

  UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

     Dividend payments on our ordinary shares or ADSs and proceeds from the sale, exchange or other disposition of our ordinary shares or ADSs may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding. U.S. federal backup withholding generally is imposed, currently at a rate of 28%, on specified payments to persons that fail to furnish required information. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Any U.S. persons required to establish their exempt status generally must file Internal Revenue Service Form W-9, entitled Request for Taxpayer Identification Number and Certification. Any non-U.S. person required to certify their foreign status generally must file Internal Revenue Service Form W-88EN, entitled certificate of Foreign Status of Beneficial Owner for United States Tax Withholding. Finalized Treasury regulations have generally expanded the circumstances under which information reporting and backup withholding may apply.

     Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

     EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ITS PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF HOLDING OUR ORDINARY SHARES.

FRENCH TAX CONSIDERATIONS OF HOLDING AND DISPOSING OF VIVENDI UNIVERSAL ORDINARY SHARES

     The summary that follows sets out the material French income tax considerations applicable to dividends received in connection with our ordinary shares and to capital gains derived, in each case, from the sale of our ordinary shares by a shareholder having his or her tax residence outside France. This summary is based on the current provisions of French tax laws, which do not contain any express provisions relating to dividends paid to or capital gains made by shareholders holding only depositary receipts evidencing ownership of the underlying shares in respect of which dividends are paid or capital gains are made. The following is a summary only of certain French tax considerations for U.S. and Canadian resident holders of our ordinary shares. It is of a general nature only, and each shareholder should consult his or her own tax, financial and legal advisors as to the conditions under which such person may benefit from a reduction of French withholding tax and from a transfer of the avoir fiscal under the provisions of any applicable tax treaty.

  DIVIDENDS

     Dividends of a French company, such as Vivendi Universal, paid to a shareholder having his or her tax residence outside France are generally subject to a 25% withholding tax and do not give rise to the transfer of the avoir fiscal. The applicability of the withholding tax may, however, be subject to reduction in accordance with the particular tax treaty between France and the jurisdiction of residence of the dividend recipient.

  U.S. Residents

     On August 31, 1994, the United States and France entered into the Convention Between the United States of America and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital (the Treaty). The following is a general summary of the principal tax effects that may apply to you as a holder of our ordinary shares or ADSs for purposes of U.S. federal income tax and French tax, if all of the following apply to you:

     - you own, directly or indirectly, less than 10% of our share capital;

     - you are:

     - an individual who is a citizen or resident of the United States for United States federal income tax purposes;

     - a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust;

     - you are entitled to the benefits of the Treaty under the "Limitations of Benefits" article of the Treaty;

     - you hold your ordinary shares or ADSs of our company as capital assets;
       and

     - your functional currency is the U.S. dollar.

     This summary is based in part upon the representations of the depositary, and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. In general, and taking into account these assumptions, holders of ADSs will be treated as the owners of the ordinary shares represented by such ADSs, and exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to United States federal income or French tax.

     You are strongly urged to consult your own tax advisor regarding the consequences to you of acquiring, owning or disposing of Vivendi Universal ordinary shares or ADSs, rather than relying on this summary. The summary may not apply to you or may not completely or accurately describe tax consequences to you. For example, special rules may apply to U.S. expatriates, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, securities broker-dealers, traders in securities that elect to mark-to-market and persons holding their ordinary shares or ADSs as parties to a straddle or conversion transaction, among others. Those special rules are not discussed in this prospectus. The summary is based on the laws, conventions and treaties in force as of the date of this prospectus, all of which are subject to changes, possibly with retroactive effect. Also, this summary does not discuss any tax rules other than U.S. federal income tax and French tax rules. Further, the U.S. and French tax authorities and courts are not bound by this summary and may disagree with its conclusions.

  Withholding Tax and Avoir Fiscal

     We will withhold tax from your dividend at the reduced rate of 15%, provided that you have complied with the following procedures:

     - You must complete French Treasury Form RF1 A EU-No. 5052, "Application for Refund," and send it to the French tax authorities before the date of payment of the dividend. If you are not an individual, you must also send the French tax authorities an affidavit attesting that you are the beneficial owner of all the rights attached to the full ownership of the ordinary shares or ADSs, including, among other things, the dividend rights, at the Centre des Impots des Non Residents, 9 rue d'Uzes, 75094 Paris Cedex 2, France.

     - If you cannot complete Form RF1 A EU-No. 5052 before the date of payment of the dividend, you may complete a simplified certificate and send it to the French tax authorities. This certificate must state that:

     - you are a resident of the United States for purposes of the Treaty;

     - your ownership of our ordinary shares or ADSs is not effectively connected with a permanent establishment or a fixed base in France;

     - you own all the rights attached to the full ownership of the ordinary shares or ADSs, including, among other things, the dividend rights;

     - you meet all the requirements of the Treaty for the reduced rate of withholding tax; and

     - you claim the reduced rate of withholding tax.

     If you have not completed Form RF1 A EU-No. 5052 or the simplified certificate before the dividend payment date, we will deduct French withholding tax at the rate of 25%. In that case, you may claim a refund of the excess withholding tax by completing and providing the French tax authorities with Form RF1 A EU-No. 5052 before December 31 of the second calendar year following the year during which the dividend is paid.

     The Application for Refund, together with instructions, can be obtained from the U.S. Internal Revenue Service or from the Centre des Impots des Non Residents upon request. After completing it, you send it to the Centre des Impots des Non Residents.

     Under the Treaty, you may be entitled, in certain circumstances, to a French tax credit (called the avoir fiscal). Effective January 1, 2003, under French tax law, a resident of France is entitled to an avoir fiscal in respect of a dividend received from a French corporation. Under regulation n degrees 4 J-2-01 of the French Revenue Code, the avoir fiscal is limited to dividends approved at the annual general meeting of shareholders. The avoir fiscal is equal to 50% of the amount of the dividend for individuals, and for entities owning a stake of at least 5%, and 10% of the dividend paid for other shareholders. You may be entitled to a payment equal to the avoir fiscal, less a 15% withholding tax, if any one of the following applies to you:

     - you are an individual or other non-corporate holder that is a resident of the United States for purposes of the Treaty;

     - you are a U.S. corporation, other than a regulated investment company that owns less than 10% of our share capital;

     - you are a U.S. corporation that is a regulated investment company and that owns, directly or indirectly, less than 10% of the share capital of our company, provided that less than 20% of your ordinary shares or ADSs are beneficially owned by persons who are neither citizens nor residents of the United States; or

     - you are a partnership or trust that is a resident of the United States for purposes of the Treaty, but only to the extent that your partners, beneficiaries or grantors would qualify as eligible under the first or second points on this list and are subject to U.S. income tax with respect to such dividends and payment of the avoir fiscal.

     If you are eligible, you may claim the avoir fiscal by completing Form RF1 A EU-No. 5052 and sending it to the French tax authorities at the Centre des Impots des Non Residents before December 31 of the second calendar year following the year in which the dividend is paid. As noted below, you will not receive this payment until after January 15 of the calendar year following the year in which the dividend was paid. To receive the payment, you must submit a claim to the French tax authorities and attest that you are subject to U.S. federal income taxes on the payment of the avoir fiscal and the related dividend. For partnerships or trusts, the partners, beneficiaries or grantors, as applicable, must make this attestation.

     Specific rules apply to the following:

     - tax-exempt U.S. pension funds, which include the exempt pension funds established and managed in order to pay retirement benefits subject to the provisions of Section 401(a) of the Internal Revenue Code (qualified retirement plans), Section 403 of the Internal Revenue Code (tax deferred annuity contracts) or Section 457 of the Internal Revenue Code (deferred compensation plans); and

     - various other tax-exempt entities, including certain state-owned institutions, not-for-profit organizations and individuals (with respect to dividends they beneficially own and that are derived from an individual retirement account).

     Entities in these two categories are eligible for a reduced withholding tax rate of 15% on dividends, subject to the same withholding tax filing requirements as eligible U.S. holders, except that they may have to supply additional documentation evidencing their entitlement to these benefits. These entities are not entitled to the full avoir fiscal. They may claim a partial avoir fiscal equal to 30/85 of the gross avoir fiscal, provided that they own, directly or indirectly, less than 10% of our capital and that they satisfy the filing formalities specified in Internal Revenue Service regulations.

     The avoir fiscal or partial avoir fiscal and any French withholding tax refund are generally expected to be paid within 12 months after the holder of ordinary shares or ADSs files Form RF1 A EU-No. 5052. However, they will not be paid before January 15 following the end of the calendar year in which the dividend is paid.

     For U.S. federal income tax purposes, the gross amount of a dividend and any avoir fiscal, including any French withholding tax, will be included in your gross income as dividend income when payment is actually or constructively received by the shareholder in the case of ordinary shares or the depositary in the case of ADSs, to the extent they are paid out of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. Dividends paid by our company will not give rise to any U.S. dividends received deduction. Dividends will generally constitute foreign source "passive" income for foreign tax credit purposes. For recipients predominantly engaged in the active conduct of a banking, insurance, financing or similar business, dividends paid by our company will generally constitute foreign source "financial services" income for foreign tax credit purposes.

     Also for U.S. federal income tax purposes, the amount of any dividend paid in euros or French francs, including any French withholding taxes, will be equal to the U.S. dollar value of the euros or French francs on the date the dividend is included in income, regardless of whether the payment is in fact converted into U.S. dollars. You will generally be required to recognize U.S. source ordinary income or loss when you sell or dispose of euros or French francs. You may also be required to recognize foreign currency gain or loss if you receive a refund under the Treaty of tax withheld in excess of the Treaty rate. This foreign currency gain or loss will generally be U.S. source ordinary income or loss.

     To the extent that any dividends paid exceed our current and accumulated earnings and profits as calculated for U.S. federal income tax purposes, the distribution will be treated as follows:

     - first, as a tax-free return of capital, which will cause a reduction in the adjusted tax basis of your ordinary shares or ADSs in our company. This adjustment will increase the amount of gain, or decrease the amount of loss, that you will recognize if you later dispose of those ordinary shares or ADSs; and

     - second, the balance of the dividend in excess of the adjusted tax basis in your ordinary shares or ADSs will be taxed as capital gain recognized on a sale or exchange.

     French withholding tax imposed on the dividends you receive and on any avoir fiscal at 15% under the Treaty is treated as payment of a foreign income tax. You may take this amount as a credit against your U.S. federal income tax liability, subject to specific conditions and limitations.

     Precompte. A French company must pay an equalization tax (called the precompte) to the French tax authorities if it distributes dividends out of:

     - profits that have not been taxed at the ordinary corporate income tax rate, or

     - profits that have been earned and taxed more than five years before the distribution.

     The amount of the precompte is 50% of the net dividends before withholding tax.

     In the situation where Vivendi Universal would pay the precompte, the shareholders entitled to the avoir fiscal at the 10% rate would also be entitled to a specific tax credit equal to 80% of the precompte paid by Vivendi Universal. According to Vivendi Universal's information, foreign shareholders entitled to the avoir fiscal at the 10% rate should also be entitled to this specific tax credit.

     If you are not entitled to the full avoir fiscal, you may generally obtain a refund from the French tax authorities of any precompte paid by us with respect to dividends distributed to you. Under the Treaty, the amount of the precompte refunded to U.S. residents is reduced by the 15% withholding tax applied to dividends and by the partial avoir fiscal, if any. You are entitled to a refund of any precompte that we actually pay in cash, but not to any precompte that we pay by offsetting French and/or foreign tax credits. To apply for a refund of the precompte, you should file French Treasury Form RF1 B EU-No. 5053 before the end of the year following the year in which the dividend was paid. The form and its instructions are available from the Internal Revenue Service in the United States or from the Centre des Impots des Non Residents.

     For U.S. federal income tax purposes, the amount of the precompte will be included in your gross income as dividend income in the year you receive it. It will generally constitute foreign source "passive" income for foreign tax credit purposes. For recipients predominantly engaged in the active conduct of a banking, insurance, financing or similar business, the precompte will generally constitute foreign source "financial services" income for foreign tax credit purposes. The amount of any precompte paid in euros or French francs, including any French withholding taxes, will be equal to the U.S. dollar value of the euros or French francs on the date the precompte is included in income, regardless of whether the payment is in fact converted into U.S. dollars. You will generally be required to recognize a U.S. source ordinary income or loss when you sell or dispose of the euros or French francs.

  Canadian Residents

     The following is a general summary of the main French tax consequences that apply to you as a holder of Vivendi Universal shares, if all the following requirements are met:

     - you hold, directly or indirectly, less than 10% of the share capital of Vivendi Universal;

     - you are a resident of Canada for the purposes of the Canada-France tax treaty;

     - your ownership of the Vivendi Universal shares is not effectively connected with a permanent establishment or a fixed base in France.

     Withholding Tax. Under the Canadian-France tax treaty, you will be subject to withholding on dividends at the reduced rate of 15%, provided that you:

     - Complete French Treasury Form RF No. 5001 A and return it to the French tax authorities before the date of payment of the dividend.

     - If you cannot complete French Treasury Form RF No. 5001 A before the date of payment of the dividend, you may complete a simplified certificate and send it to the French tax authorities. This certificate must state that:

     - you are a resident of Canada for purposes of the Canada-France tax treaty;

     - your ownership of Vivendi Universal shares is not effectively connected with a permanent establishment or a fixed base in France;

     - you own all the rights attached to the full ownership of the shares, including, among other things, the dividend rights;

     - you are subject to Canadian income tax on the payment of the dividend and the related avoir fiscal and you are the full owner of the shares;

     - you meet all the requirements of the Canada-France tax treaty for the reduced rate of withholding tax; and

     - you claim the reduced rate of withholding tax.

     If you have not completed French Treasury Form No. 5001A or the simplified certificate before the dividend payment date, you will be subject to French withholding tax at the rate of 25%. In that case, you may claim a refund of the excess withholding tax by completing and providing the French tax authorities with French Treasury Form No. 5001 A before December 31 of the second calendar year following the year during which the dividend is paid.

     Avoir Fiscal. Under the Canada-France tax treaty, you may be entitled, in certain circumstances, to the avoir fiscal. The avoir fiscal is generally equal to 50% of the dividend paid for individuals, and for entities owning a stake of at least 5%, and 10% of the dividend paid for other shareholders.

     Being an individual or a company that owns, directly or indirectly, less than 10% of the share capital of Vivendi Universal, you may be entitled to a payment equal to the avoir fiscal, less a 15% withholding tax, if you are the beneficial owner of the dividends.

     If you are eligible, you may claim the avoir fiscal by completing French Treasury Form No. 5001 A and sending it to the French tax authorities before December 31 of the second calendar year following the year in which the dividend is paid. The Canadian tax authorities must attest that you are subject to Canadian income taxes on the payment of the avoir fiscal and the related dividend and you are the full owner of the shares.

     The avoir fiscal or any French withholding tax refund is generally expected to be paid within 12 months after the holder of shares files applicable French Tax Forms. However, you will not receive any payment before January 15 following the end of the calendar year in which the dividend is paid.

     Precompte. A French company must pay an equalization tax known as the precompte to the French tax authorities if it distributes dividends out of:

     - profits that have not been taxed at the ordinary corporate income tax rate; or

     - profits that have been earned and taxed more than five years before the distribution.

     The amount of the precompte is 50% of the net dividends before withholding tax.

     In the situation where Vivendi Universal would pay the precompte, the shareholders entitled to the avoir fiscal at the 10% rate would also be entitled to a specific tax credit equal to 80% of the precompte paid by Vivendi Universal. According to Vivendi Universal's information, foreign shareholders entitled to the avoir fiscal at the 10% rate should also be entitled to this specific tax credit.

     Shareholders that are not entitled to a payment equal to the avoir fiscal may generally obtain a refund from the French tax authorities of any precompte paid by Vivendi Universal with respect to dividends distributed

     As an individual or a company that owns less than 10% of the share capital of Vivendi Universal entitled to the avoir fiscal, you should not have to claim a refund of the precompte.

     If you are a resident of Quebec, the specific rules from the fiscal agreement concluded between Quebec and France may apply to dividends distributed by Vivendi Universal.

  TAXATION OF CAPITAL GAINS

     Subject to the provisions of applicable tax treaties, capital gains realized at the time of the sale of securities by persons who do not have their tax residence in France in accordance with article 4B of the French Tax Code, or whose registered office is located outside of France (and which does not have a permanent establishment or fixed base in France whose assets include the shares being sold) are not taxable in France provided that the vendor and his family group have not directly or indirectly held more than 25% of the rights to earnings of the company at any time during the five years preceding the sale.

  U.S. Residents

     If you are a resident of the United States for purposes of the Treaty, you will not be subject to French tax on any capital gain if you sell or exchange your ordinary shares or ADSs, unless you have a permanent establishment or fixed base in France and the ordinary shares or ADSs you sold or exchanged were part of the business property of that permanent establishment or fixed base. Special rules apply to individuals who are residents of more than one country.

     In general, for U.S. federal income tax purposes, you will recognize capital gain or loss if you sell or exchange your ordinary shares or ADSs. Any gain or loss will generally be U.S. source gain or loss. If you are an individual, any capital gain will generally be subject to U.S. federal income tax at preferential rates if you meet the specified minimum holding periods. The deductibility of capital losses may be subject to certain limitations.

  Canadian Residents

     If you are a resident of Canada for purposes of the Canada-France tax treaty, you will not be subject to French tax on any capital gain if you sell or exchange Vivendi Universal ordinary shares, unless you (i) are a national of France or have been a resident of France for ten years or more prior to the date of the sale and, (ii) have been a resident of France at any time within the five-year period immediately preceding the date of the sale.

     If an individual meets these two conditions, capital gains realized on the sale or exchange of Vivendi Universal ordinary shares will also be subject to French tax (taxation at the proportional rate of 16%). Generally, under French tax law (art. 244 bis C of the French Tax Code) such gains are nevertheless tax-exempt when realized by non-residents. Individuals who may qualify for this exemption should consult their tax advisors to determine the applicability of this rule to their specific situation.

     If you are a resident of Quebec, the specific rules from the fiscal agreement concluded between Quebec and France may apply to capital gains realized on the sale or exchange of your Vivendi Universal shares.

  FRENCH ESTATE AND GIFT TAXES

  U.S. Residents

     Under "The Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts of November 24, 1978," if you transfer your ordinary shares or ADSs by gift or if they are transferred by reason of your death, that transfer will be subject to French gift or inheritance tax only if one of the following applies:

     - you are domiciled in France at the time of making the gift, or at the time of your death; or

     - you used the shares in conducting a business through a permanent establishment or fixed base in France, or you held the ordinary shares or ADSs for that use.

  Canadian Residents

     No tax treaty has been concluded between France and Canada with respect to inheritance and gift tax (or between France and Quebec). If you transfer your Vivendi Universal shares by gift or if they are transferred by reason of your death, that transfer will be subject to French gift or inheritance tax, even if the beneficiary (your heir or donee) is not a resident of France.

  FRENCH WEALTH TAX

  U.S. Residents

     The French wealth tax does not generally apply to shares if the holder is a resident of the United States for purposes of the U.S.-France tax treaty, provided such resident holds less than 25% of the share capital.

  Canadian Residents

     The French wealth tax does not generally apply to shares if the holder is a resident of Canada for purposes of the Canada-France tax treaty.

     THE ABOVE IS A SUMMARY ONLY OF CERTAIN FRENCH TAX CONSIDERATIONS FOR U.S. AND CANADIAN RESIDENT HOLDERS OF VIVENDI UNIVERSAL SHARES. IT IS OF A GENERAL NATURE ONLY AND EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX, FINANCIAL AND LEGAL ADVISORS AS TO THE CONDITIONS UNDER WHICH SUCH PERSON MAY BENEFIT FROM A REDUCTION OF THE FRENCH WITHHOLDING TAX AND FROM A TRANSFER OF THE AVOIR FISCAL UNDER THE PROVISIONS OF ANY APPLICABLE TAX TREATY.

                                    EXPENSES

     The following table sets forth the estimated expenses in connection with the distribution of the securities to be exchanged pursuant to this prospectus:

Registration fee............................................  $     0.00
Printing and engraving costs................................  $25,000.00
Legal fees and expenses.....................................  $25,000.00
Miscellaneous...............................................  $10,000.00
                                                              ----------
  Total.....................................................  $60,000.00
                                                              ==========

                                 LEGAL MATTERS

     The validity of the Ordinary Shares being offered by this prospectus has been passed on for Vivendi Universal by Gilbert Klajnman.

     Cravath, Swaine & Moore LLP, New York, New York, has passed upon certain U.S. federal income tax considerations relating to holding the Vivendi Universal Ordinary Shares. Cravath, Swaine & Moore LLP acts as counsel for Vivendi Universal and its subsidiaries from time to time. Blake, Cassels & Graydon LLP, Toronto, Canada, special Canadian counsel to Vivendi Universal, has passed upon certain tax considerations under the Canadian Tax Act relating to the redeeming or exchanging of Exchangeable Shares for ADSs and the holding of ADSs. Bernard Bacci, Vice-President Co-head of Taxes of Vivendi Universal, has passed upon certain French tax considerations applicable to dividends received in connection with Vivendi Universal ordinary shares and to capital gains derived from the sale of Vivendi Universal ordinary shares by a shareholder having his or her tax residence outside France.

                                    EXPERTS

     The consolidated financial statements of Vivendi Universal incorporated by reference in this prospectus have been audited by Barbier Frinault & Cie (a member firm of Andersen Worldwide until April 16, 2002 and a member firm of Ernst & Young International thereafter) and RSM Salustro Reydel, independent auditors, to the extent indicated in their reports incorporated by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                            [VIVENDI UNIVERSAL LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The French commercial code provides that any clause of a corporation's statuts that conditions legal proceedings against the members of its board of directors or the chief executive officer on the prior approval or on the authorization of the general shareholders' meeting or which provides in advance for the waiver of such proceedings is void. The French commercial code also provides that a resolution adopted at a general shareholders' meeting cannot cause the extinction of an action brought against the members of the board of directors for damages due to breach of duty in their official capacity.

     We have directors and officers liability insurance that provides a run-off of $200 million of protection for our officers and directors for managing acts prior to January 1, 2003 and $150 million for managing acts after December 30, 2002.

ITEM 9.  EXHIBITS

 3.1   Vivendi Universal, S.A. Restated Corporate statuts
       (organizational document) (English translation)
       (incorporated by reference to the Vivendi Universal annual report on Form 20-F for the year ended December 31, 2002).
 4.1 Deposit Agreement dated as of April 19, 1995, as amended and restated as of September 11, 2000, and as further amended and restated as of December 8, 2000, among Vivendi
       Universal, S.A., The Bank of New York, as Depositary, and all the Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to the Vivendi Universal Registration Statement on Form 8-A dated December 29, 2000).
 5.1* Opinion of Gilbert Klajnman regarding the ordinary shares of Vivendi Universal.
 8.1   Opinion of Cravath, Swaine & Moore LLP regarding certain
       United States federal income tax matters.
 8.2   Opinion of Blake, Cassels & Graydon LLP regarding certain
       Canadian tax matters.
 8.3 Opinion of Bernard Bacci regarding certain French tax matters.
23.1   Consent of RSM Salustro Reydel and Barbier Frinault & Cie.
23.2   Consent of RSM Salustro Reydel.
23.3   Consent of Gilbert Klajnman (included in Exhibit 5.1).
23.4   Consent of Cravath, Swaine & Moore LLP (included in Exhibit
       8.1).
23.5   Consent of Blake, Cassels & Graydon LLP (included in Exhibit
       8.2).
23.6   Consent of Bernard Bacci (included in Exhibit 8.3).
24.1* Power of Attorney of certain officers and directors of Vivendi Universal.

---------------

* Previously filed pursuant to this Registration Statement.

ITEM 10.  UNDERTAKINGS

We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

        (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by
     Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions of our statuts or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 6 on Form F-3 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on September 26, 2003.

                                          VIVENDI UNIVERSAL, S.A.

                                          By:    /s/ JEAN-FRANCOIS DUBOS
                                            ------------------------------------
                                            Name: Jean-Francois Dubos
                                            Title:  Executive Vice President and
                                                    General Counsel

                                    EXHIBITS

 3.1   Vivendi Universal, S.A. Restated Corporate statuts
       (organizational document) (English translation)
       (incorporated by reference to the Vivendi Universal annual report on Form 20-F dated June 30, 2003).
 4.1 Deposit Agreement dated as of April 19, 1995, as amended and restated as of September 11, 2000, and as further amended and restated as of December 8, 2000, among Vivendi
       Universal, S.A., The Bank of New York, as Depositary, and all the Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to the Vivendi Universal Registration Statement on Form 8-A dated December 29, 2000).
 5.1* Opinion of Gilbert Klajnman regarding the ordinary shares of Vivendi Universal.
 8.1   Opinion of Cravath, Swaine & Moore LLP regarding certain
       United States federal income tax matters.
 8.2   Opinion of Blake, Cassels & Graydon LLP regarding certain
       Canadian tax matters.
 8.3 Opinion of Bernard Bacci regarding certain French tax matters.
23.1   Consent of RSM Salustro Reydel and Barbier Frinault & Cie.
23.2   Consent of RSM Salustro Reydel.
23.3   Consent of Gilbert Klajnman (included in Exhibit 5.1).
23.4   Consent of Cravath, Swaine & Moore LLP (included in Exhibit
       8.1).
23.5.  Consent of Blake, Cassels & Graydon LLP (included in Exhibit
       8.2).
23.6   Consent of Bernard Bacci (included in Exhibit 8.3).
24.1* Power of Attorney of certain officers and directors of Vivendi Universal.

---------------

* Previously filed pursuant to this Registration Statement.